Exhibit 10.3

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the date of the parties’ mutual execution hereof (the “Effective Date”), by and between CRANWOODS-WST, LTD., a Pennsylvania limited partnership having an address of 1468 West Ninth Street, Suite 135, Cleveland, OH 44113 (the “Landlord”), and WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company having an address of 1000 Westinghouse Drive, Cranberry Township, PA 16066 (the “Tenant”).

1. SUMMARY OF BASIC LEASE TERMS.

Premises	-	All that certain land located in Cranberry
Township, Butler County, Pennsylvania,
being designated as Lot No. 3 in the
Revision No. 2 to Cranberry Woods Plan
No. 1, and all appurtenances thereto,
together with approximately 118,031 square
feet of rentable area to be constructed
thereupon, as more particularly designated at
Section 2 hereof (subject to contraction in
accordance with Section 2.5 hereof)

Initial Term	-	Fifteen (15) Lease Years from the
Commencement Date (as such terms are
defined at Sections 3.1 and 3.2(a),
respectively)

Options to Extend	-	Two (2) Extension Terms of Five (5) years
each, together with One (1) Extension Term
of Four(4) years, Eleven (11) months

Option to Terminate	-	Effective as of the last day of the tenth
(10th) Lease Year, exercisable in accordance
with the conditions set forth at Section 3.4

Base Rent	-	$25.04 per rentable square foot through the
last day of the fifth (5th) Lease Year;

$26.04 per rentable square foot through the
last day of the tenth (10th) Lease Year; and

$27.04 per rentable square foot through the
last day of the Initial Term

(subject to increase during any Extension
Terms in accordance with Section 5.2)

Additional Rent	-	Includes Tenant’s obligation to pay all
Taxes and other Additional Rent in
accordance with Sections 5.3 and 5.4,
respectively.

Security Deposit	-	None

Addresses for Notices	-	As to Landlord:
Cranwoods-WST, Ltd.
1468 West Ninth Street, Suite 135
Cleveland, OH 44113
Attn: Chief Investment Officer
Fax: (216) 566-7579

With copy to:
Thorp Reed & Armstrong, LLP
One Oxford Centre, 15th Floor
301 Grant Street
Pittsburgh, PA 15219
Attn: Jeffrey J. Conn, Esq.
Fax: (412) 394-2555

As to Tenant:

Westinghouse Electric Company, LLC
1000 Westinghouse Drive
Suite 127
Cranberry Township 16066
Attn: Russell L. Bussard
Fax: (724) 940-8502

With copy to:

Westinghouse Electric Company, LLC
1000 Westinghouse Drive
Suite 138
Cranberry Township 16066
Attn: Michele M. Gutman, Esq.
Fax: (724) 940-8505

And with copy to:

Reed Smith LLP
Reed Smith Center
225 Fifth Avenue
Pittsburgh, PA 15222
Attn: Ronald G. Hartman, Esq.
Fax: (412) 288-3063

*	Note: If there is any difference between this Summary and the Lease, the Lease shall control.

2. DEMISE AND PREMISES.

2.1 ACCEPTANCE. Subject to the terms, covenants and conditions of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord all that certain land located in Cranberry Township, Butler County, Pennsylvania, being designated as Lot No. 3 in the Revision No. 2 to Cranberry Woods Plan No. 1 (the “Plan”), as recorded in the Office of the Recorder of Deeds of Butler County in Plan Book Volume 301, Pages 8 and 9 and containing approximately 24.741 acres (said Lot No. 3, as is more particularly described at Exhibit “A” attached hereto and made a part hereof, shall hereinafter be designated as the “Land”), together with all buildings, structures and improvements to be constructed thereupon by Landlord in accordance with the terms and conditions set forth in this Lease (collectively, the “Improvements”), which Improvements shall be performed in accordance with the terms and conditions of this Lease, including without limitation those set forth at Exhibit “B” attached hereto and made a part hereof (the “Work Letter”) and shall include, without limitation, that certain approximately 122,100 gross square foot, approximately 118,031 rentable square foot building (the “Building”) and other Improvements to be constructed upon the Land by Landlord in accordance with the plans and specifications prepared by LLI/IKM and attached hereto as Exhibit “B-1” and made a part hereof (the “Improvements Plans and Specifications”), and the tenant improvements to be constructed by Landlord within the Building (the “Tenant Improvements”) in accordance with the plans and specifications prepared by LLI/IKM and attached hereto as Exhibit “B-2” and made a part hereof (“Tenant Improvements Plans and Specifications”). The Improvements, including the Building and the Tenant Improvements and the Land on which they are or shall be situated, together with all easements, rights-of-way and appurtenances thereto, are hereinafter designated as the “Premises”. Tenant shall lease and occupy the Premises under and subject to all applicable laws, ordinances, regulations, covenants, conditions, restrictions and easements, and further subject to that certain Declaration of Protective Covenants for Cranberry Woods, made as of October 28, 1998, by Mine Safety Appliances Company, and recorded in the Office of the Recorder of Deeds of Butler County in Record Book Volume 2928, Page 28 (as amended to date, the “Declaration”), a copy of which Declaration has been provided to Tenant as of the Effective Date.

2.2 ASSIGNMENT OF OPTION AGREEMENT.

(a) Tenant represents to Landlord that, as of the Effective Date, Tenant has the right and option to acquire legal title to the Premises pursuant to that certain Option Agreement and Agreement of Sale, dated as of July 26, 2007, by and between Mine Safety Appliances Company (“MSA”), as seller, and Tenant, as buyer (as the same has heretofore or hereafter been amended, the “Option Agreement”); which Option Agreement shall, in accordance with the terms hereof, be assigned by Tenant to Landlord; provided, however, that in the event that the Option Agreement is not so assigned by Tenant to Landlord on or before September 30, 2009, either party shall have the right and option, upon ten (10) days’ written notice to the other, to terminate this Lease, whereupon the parties shall have no further obligations hereunder. Subject to the terms and conditions set forth at Section 2.2(b) below, in the event that Tenant fails or refuses to assign the Option Agreement to Landlord in accordance with the terms hereof despite Landlord’s written request that such assignment be effectuated, then: (i) upon any termination of this Lease in accordance with this Section 2.2(a), Tenant shall be obligated to reimburse Landlord for all of Landlord’s reasonable out-of-pocket costs and expenses actually incurred in connection with its preparation and negotiation of this Lease, including without limitation all reasonable attorney and other professional fees; or (ii) Landlord shall otherwise be entitled to institute, at Tenant’s sole cost and expense, an action for specific performance to compel Tenant’s assignment of the Option Agreement. Landlord agrees that, as of the Effective Date, Tenant is attempting to amend the Option Agreement to, inter alia, accelerate the Closing Date to five (5) days (or such other number of days as agreeable to MSA and less than 75) following the Buyer’s exercise of the Option (as such capitalized terms are defined in the Option Agreement) and Landlord hereby agrees to such accelerated Closing Date.

(b) The obligation of Tenant to assign the Option Agreement to Landlord is contingent upon Landlord, on or prior to such assignment, (i) having received from Landlord evidence of Landlord’s ability to acquire the Land and to construct the Improvements and Tenant Improvements, which evidence shall be reasonably acceptable to Tenant; and (ii) having entered into a construction contract with Turner Construction Company for the construction of the Improvements and the Tenant Improvements.

(c) If for any reason the Option Agreement is assigned to Landlord prior to the satisfaction of both the conditions set forth in Section 2.2(b) above, Landlord agrees that it will not exercise the option to purchase the Land under the Option Agreement until both said conditions are satisfied and Landlord is unconditionally committed to proceeding to promptly close on the acquisition of the Land and promptly thereafter starting construction of the Improvements and thereafter diligently prosecuting completion thereof and of the Tenant Improvements in accordance with the terms of this Lease.

(d) Subject to the terms and conditions set forth at Section 2.2(a) above, in the event that closing on the acquisition by Landlord of the Land, closing on such proposed acquisition and construction loan by Landlord with its lender and/or commencement of construction of the Improvements by Landlord has not occurred by the date that is the earlier to occur of: (i) seventy five (75) days following the date on which the Option Agreement is assigned to Landlord pursuant to Section 2.2(a) above; or (ii) such earlier date as may be agreed to for Closing pursuant to the Option Agreement (as it may be amended), then in any such event, Tenant may, upon fifteen (15) days’ written notice to Landlord, terminate this Lease and all rights and obligations of the parties hereunder, except that Landlord shall: (i) to the extent that the closing on the acquisition of the Land has not yet occurred, reassign the Option Agreement to Tenant for no consideration; and (ii) to the extent that the closing on the acquisition of the Land has occurred, Landlord shall convey the Land to Tenant for the purchase price paid by Landlord. In the event that such reassignment of the Option Agreement and/or conveyance of the Land is occasioned by Landlord’s default under this Lease or under the Option Agreement, or otherwise occasioned by any other delay or action of Landlord or its lenders, contractors, partners or investors, Landlord shall pay all real estate transfer taxes associated with such reassignment and/or conveyance. In the event that such reassignment of the Option Agreement and/or conveyance of the Land is occasioned by Tenant’s default under this Lease, Tenant shall pay all real estate transfer taxes associated with such reassignment and/or conveyance. In the event that such reassignment of the Option Agreement and/or conveyance of the Land is occasioned other than as expressly contemplated pursuant to this Section 2.2(d), including by reason of MSA’s default under the Option Agreement, Landlord and Tenant shall share equally all real estate transfer taxes associated with such reassignment and/or conveyance.

(e) Subject to the terms of Section 2.2(b) above, in the event that the Option Agreement is not assigned by Tenant to Landlord on or before September 30, 2009, or in the event that closing on the acquisition of the Land pursuant to the Option Agreement does not occur on or before September 30, 2009 and such failure is not attributable to a default by Landlord thereunder, or attributable to any other delay or action of Landlord or its lenders, contractors, partners or investors, then each of the Target Completion Dates (as defined at Section 3.2(c) hereof) shall be postponed, by one (1) day, for each day that such assignment and/or acquisition, as applicable, is delayed beyond September 30, 2009.

2.3 OWNERSHIP OF IMPROVEMENTS. Notwithstanding anything to the contrary set forth in this Lease, title to all Improvements, to the extent not otherwise owned by Landlord, shall automatically transfer and revert to Landlord, without the need for further documentation of any kind, upon the expiration or earlier termination of this Lease. Except as may be otherwise expressly provided in this Lease, and subject only to Tenant’s leasehold interest during the Term as expressly granted hereunder, Tenant shall have no right, title or interest in or to, nor any right to remove, the Improvements at any time prior to, during or following the expiration of the Term without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion; provided, Tenant may, from time to time during the term of the Lease (including Extension Terms) at its cost and expense, remove and/or replace any of the Tenant Improvements and the HVAC and other equipment servicing the Premises (and which are to be maintained by Tenant under this Lease); all such removals and replacements shall be performed in accordance with the requirements for Alterations hereinafter set forth.

2.4 ADJUSTMENT. The parties acknowledge and agree that, as of the Lease Date, the applicable terms and calculations set forth in this Lease have been determined based upon the Building being comprised of 118,031 rentable square feet. Not less than thirty (30) days prior to

Substantial Completion of the Building, including the Tenant Improvements, Landlord shall deliver to Tenant a certificate as to the number of rentable square feet therein based upon an opinion of LLI/IKM and measured in accordance with applicable BOMA standards, and, to the extent applicable, the rentable area of the Premises described herein and the calculation of Rent (as hereinafter defined), shall be adjusted accordingly. In no event shall the rentable square feet of the Building be less than 115,670 rentable square feet nor more than 120,392 rentable square feet.

2.5 OPTION TO CONTRACT. Tenant shall have the right to surrender to Landlord a portion of the Premises, and terminate this Lease solely as it relates to such portion, effective as of the last day of the tenth (10th) Lease Year, as hereinafter defined (the “Contraction Effective Date”), subject to the following terms and conditions:

(a) Tenant shall give written notice to Landlord of its election to so contract, which notice shall: (i) be given no later than the first day of the calendar month that is eighteen (18) months preceding the Contraction Effective Date; and (ii) indicate the specific portion(s) of the Premises proposed to be surrendered; provided, however, that in no event shall Tenant be entitled to exercise its option to contract in accordance with this Section 2.5 as to less than any entire floor within the Building.

(b) Upon Tenant’s exercise of its contraction option hereunder, a contraction fee (the “Contraction Fee”) shall automatically become due from Tenant to Landlord in an amount equal to the then-unamortized principal balance of each of (i) the Tenant Improvement Allowance (based on a Tenant Improvement Allowance of $50/square foot, as set forth on Exhibit “D” attached hereto and incorporated herein); and (ii) the brokerage commissions paid by Landlord in connection with this Lease (based on a brokerage commission of $11.46/square foot, as set forth on Exhibit “D” attached hereto and incorporated herein); both of which items set forth at subsections 2.5(b)(i) and (ii) hereof shall be amortized on a mortgage amortization basis assuming an amortization period of one hundred eighty (180) months beginning as of the Commencement Date, and an imputed interest rate of eight percent (8%) per annum (an amortization schedule of which, based on 118,031 square feet, is appended to this Lease as Exhibit “D”); the schedule attached hereto as Exhibit “D” is based on a total rentable square footage within the Building of 118,031 rentable square feet and shall be adjusted if the rentable square footage of the Building is adjusted pursuant to the terms of Section 2.4, above and the determination of the amount of the Contraction Fee payable on the Contraction Effective Date shall be based upon the proportion that the rentable square footage of the surrendered portion of the Premises bears to the rentable square footage of the Premises in its entirety. Tenant shall pay to Landlord the Contraction Fee on or before the Contraction Effective Date. In the event that the Contraction Fee is not timely paid by Tenant, Landlord shall provide Tenant with not less than ten (10) days written notice of such failure to pay and if Tenant does not thereafter pay the same within such ten (10) day period, Tenant’s right to contract the Premises in accordance with this Section 2.5 shall be deemed void, invalid and of no force or effect, and this Lease shall continue in full force and effect without regard to this Section 2.5.

(c) All portions of the Premises surrendered to Landlord in accordance with this Section 2.5 shall be tendered to Landlord. by Tenant in a condition consistent with the requirements set forth at Section 16 of this Lease.

(d) Landlord and Tenant shall execute an amendment to this Lease, which amendment shall, as of the Contraction Effective Date: (i) adjust Tenant’s Base Rent; (ii) adjust the definition and depiction of the Premises; (iii) establish the terms and conditions pursuant to which Tenant shall pay its pro-rata share of agreed upon costs of operating the Property (“Property Costs”) and Taxes (as hereinafter defined at Section 5.3), and account for the creation of common areas upon the Premises and/or within the Building as may be necessary; and (iv) establish all other requisite revisions hereto necessitated pursuant to Tenant’s contraction of the Premises in accordance with this Section 2.5.

3. TERM.

3.1 INITIAL TERM. The initial term of this Lease (the “Initial Term”) will commence on the Commencement Date (as hereinafter defined at Section 3.2) and continue until the last day of the fifteenth (15th) Lease Year thereafter, unless sooner terminated pursuant to any of the provisions, terms or covenants of this Lease. The term “Lease Year” shall mean the twelve (12)-month period beginning on the Commencement Date and each successive twelve (12)-month period thereafter within the Term, provided that, if the Commencement Date shall be other than the first (1st) day of a calendar month, then the first (0) Lease Year shall extend from the Commencement Date through the end of the twelfth (12th) complete calendar month after the Commencement Date.

3.2 COMMENCEMENT DATE.

(a) The “Commencement Date” of this Lease shall be established as of the later to occur of (a) the date that is ninety (90) days following the date of Substantial Completion of all of the Improvements, including the Building and Tenant Improvements; or (b) January 1, 2011. Upon the determination of the date of Substantial Completion and the Commencement Date, at either party’s request, Landlord and Tenant shall sign an agreement setting forth the Commencement Date and the expiration date of the Initial Term; provided, however, that the failure of the parties to do so shall not affect the determination of such dates, nor Landlord’s or Tenant’s respective rights and obligations hereunder from and after the Commencement Date.

(b) Landlord shall construct and complete all the Improvements, including the Building and all the Tenant Improvements, in accordance with the Improvements Plans and Specifications and the Tenant Improvements Plans and Specifications and the terms and provisions of the Work Letter.

(c) Landlord shall use commercially reasonable efforts to Substantially Complete the Improvements, including the Building and the Tenant Improvements, as follows: the Building, certain of the parking areas (subject to the terms and provisions of Section 43 below) and all Tenant Improvements on the First Floor of the Building shall be Substantially

Completed on or before October 1, 2010; all Tenant Improvements on the Second Floor of the Building, together with certain of the parking areas (subject to the terms and provisions of Section 43 below) shall be Substantially Completed on or before October 15, 2010; and all Tenant Improvements on the Third Floor of the Building, together with certain of the parking areas (subject to the terms and provisions of Section 43 below) shall be Substantially Completed on or before November 1, 2010. If Landlord is unable to Substantially Complete all of the Building and other Improvements, including all Tenant Improvement Work on the respective floors in accordance with the above Schedule (each a “Target Completion Date”), and such delay is not due to any act, omission of Tenant or its agents, representatives, contractors or employees, or to a Tenant Change Order as defined in Section 2.2 of the Work Letter (in which event each of the Target Completion Dates shall be adjusted as set forth therein), or to any Force Majeure Event (as hereinafter defined at Section 42), or, subject to the terms of Section 2.2(b) above, to the failure of Tenant to assign the Option Agreement to Landlord on or before September 30, 2009 as set forth at Section 2.2(e) above (in which event, subject to the limitations set forth at Section 2.2(e) above, each of the Target Completion Dates shall be adjusted as set forth therein), or to the failure of Landlord to acquire the Land pursuant to the Option Agreement on or before September 30, 2009 as set forth at Section 2.2(e) above (in which event, subject to the limitations set forth at Section 2.2(e) above, each of the Target Completion Dates shall be adjusted as set forth therein), Tenant shall: (i) accrue one (1) day of free Rent for each of the first thirty (30) days beyond such Target Completion Date that such Substantial Completion is delayed by Landlord; (ii) accrue two (2) days of free Rent for each of the second successive thirty (30) days beyond the applicable Target Completion Date(s) that such applicable Substantial Completion is delayed by Landlord; (iii) accrue three (3) days of free Rent for each day beyond the sixtieth (60th) day after the applicable Target Completion Date that such applicable Substantial Completion(s) is delayed by Landlord. In the event that Substantial Completion of all the Improvements and all the Tenant Improvements is delayed by Landlord for more than ninety (90) days following the November 1, 2010 Target Completion Date, Tenant shall have the right, upon thirty (30) days additional written notice to Landlord, and as its sole and exclusive remedies as a result of such failure by Landlord, to: (x) terminate this Lease, whereupon neither party shall have any further liability under this Lease except that Landlord shall be liable to Tenant for the value of all free rent accrued to the date of termination of this Lease and Tenant shall have the right, at its option, to acquire the Premises (the “Liquidated Damages Purchase Option”) pursuant to the terms set forth in Section 3.2(d) by notifying Landlord in writing that Tenant is exercising the Liquidated Damages Purchase Option; or (y) perform any incomplete work to complete the Building, other Improvements and/or the Tenant Improvement(s), as applicable, on behalf of Landlord. In the event that Tenant elects to perform any such incomplete work pursuant to subsection (y) of this Section 3.2(b), Tenant shall, as of the Commencement Date, be entitled to a credit against Rent in the amount of (A) all reasonable costs and expenses incurred by Tenant as a result of said work and (B) Tenant shall be entitled to free Rent for each day after each applicable Target Completion Date until Substantial Completion of each applicable portion of the Building, Improvements and/or Tenant Improvements; provided that the parties shall, prior to Tenant’s commencement of any such work, attempt to agree in writing upon a budget for any and all costs and expenses associated with any such incomplete Base Building Work and Tenant Improvement Work, but failure of the parties to so agree shall not delay or prevent Tenant from exercising its remedies hereunder and Landlord shall reserve its rights to contest the reasonableness of any claim of Tenant for costs incurred by Tenant to complete the Improvements and the Tenant Improvements.

(d) Liquidated Damages Purchase Option. If Tenant exercises the Liquidated Damages Purchase Option, the following terms and provisions shall apply:

(i) The purchase price for the Premises (“LDPO Purchase Price”) shall be equal (i) to the purchase price paid by Landlord under the Option Agreement to acquire title to the Land and (ii) all reasonable development costs incurred by Landlord in connection with the Project including, but not limited to, all reasonable costs and expenses relating to architectural and engineering directly related to the Improvements, Tenant Improvements, inspections, insurance, appraisals, professional fees and financing costs, but specifically excluding any costs and expenses and/or fees payable or paid to Landlord or any person or entity affiliated with the Landlord, and Tenant, at Tenant’s sole option, may elect to assume the construction contracts for the Base Building Work and Tenant Improvement Work (collectively, the “Construction Contracts” and individually, a “Construction Contract”) and/or any other agreement relating to the design or construction of the Improvements and Tenant Improvements; provided, if Tenant gives Landlord written notice to stop construction in connection with Tenant’s exercise of the Liquidated Damage Purchase Option and/or to terminate any Construction Contract or any third party agreement, then such Construction Contract(s) and/or other third party agreements shall be terminated by Landlord at no expense to Tenant.

(ii) If Tenant properly exercises the Liquidated Damage Purchase Option, the closing of such purchase (the “LDPO Closing”) shall take place at a nationally or regionally recognized title company designated by Tenant on a date designated by Tenant which date shall be no more than sixty (60) days after the date of Tenant’s exercise notice. At the LDPO Closing, Landlord shall convey the Property and any improvements thereon to Tenant by special warranty deed in form reasonably acceptable to Tenant, subject only to the title exceptions set forth on Exhibit “C” attached hereto and incorporated herein (subject to the terms and conditions set forth at Section 46 hereof, the “Title Exceptions”), but specifically excluding any and all Fee Mortgages (as hereinafter defined) and monetary liens (other than ad valorem taxes for the year in which the LDPO Closing takes place which are to be prorated as set forth below), but together with such easements benefiting the Premises and any other subsequent matters approved or consented to by Tenant, which consent Tenant shall not unreasonably withhold, condition or delay, all matters created by, caused by or resulting from the acts or omissions of Tenant, anyone claiming under Tenant, or their respective agents or employees, and the exception for liens securing ad valorem taxes shall be limited to the year in which the LDPO Closing takes place, with the ad valorem taxes for such year to be prorated at the LDPO Closing based upon the most current available taxes. Landlord shall pay any and all Pennsylvania Realty Transfer Tax which may be due and payable in connection with the transfer of the Property and improvements to Tenant pursuant to this Section 3.2(c). In addition, unless and to the extent that Tenant elected to cause the work to be stopped pursuant to Section 3.2(b) above or to terminate any Construction Contract, Tenant Improvements Construction Contract or any third party agreement, if requested by Tenant, at its option, Landlord shall assign to Tenant, and Tenant shall assume, all the contracts and agreements relating to the construction of the improvements on the Property and not elected to be terminated by Tenant in accordance herewith (including but not limited to agreements with architects, engineers, and the general contractor) at the LDPO Closing; following which assignment (and any such assignment documents shall expressly provide that) Landlord shall, to the extent permitted under the contracts and agreements assigned, be released from all further liability thereunder arising and accruing after the date of such assignment, and Tenant shall agree to indemnify, hold harmless and defend Landlord from and against any and all claims, losses, costs, damages and liabilities arising and accruing under or in connection with such contracts and agreements following the effective date of any such assignment.

(e) Landlord Guarantor Guaranty. Contemporaneously with the execution and delivery of this Lease, Landlord shall cause John J. Ferchill (“Landlord Guarantor”) to execute and deliver to Tenant the Guaranty in the form attached hereto as Exhibit “E” (the “Landlord Guaranty”). Landlord hereby represents and warrants to Tenant that the Landlord Guarantor will be the same and only guarantor of completion under any guaranty of completion required by any of Landlord’s Fee Mortgagees (as hereinafter defined), and if and to the extent that any other guarantors of completion are required by any such Fee Mortgagee, Landlord agrees to promptly provide and additional Landlord Guaranty from such other persons or entities in the same form attached hereto as Exhibit “E”. Landlord hereby agrees to provide a written certification to Tenant, within ten (10) days after closing of a loan with each Fee Mortgagee certifying as to all persons and entities required by any such Fee Mortgagee to guaranty completion of the Improvements and the Tenant Improvements. Failure of Landlord to timely provide such certification and /or to provide, within ten (10) days after the closing of any loan with a Fee Mortgagee, an additional Landlord Guaranty (or an Amended and Restated Landlord Guaranty, as determined by Tenant) from each such other person or entity guarantying the Fee Mortgagee shall, upon an additional ten (10) days written notice from Tenant, constitute a Landlord Default hereunder and entitle Tenant, at its option, to terminate this Lease, in which event all further rights and obligations of the parties hereunder will terminate, except that Landlord shall convey to Tenant the Land for the purchase price paid by Landlord to MSA under the Option Agreement and Landlord shall pay all transfer taxes payable in connection with such conveyance.

3.3 OPTION TO EXTEND. So long as no Event of Default by Tenant then exists pursuant to the terms and conditions of this Lease (at either the time of Tenant’s exercise of its option hereunder, or as of the commencement of any Extension Term as hereinafter defined), Tenant shall have the option to extend the term of this Lease for two (2) five (5) year periods and a third period of approximately four (4) years and eleven (11) months ending at the end of the 11th full month after the 29th anniversary of the Commencement Date, (each an “Extension Term”), commencing when the Initial Term of this Lease expires, upon the following terms and conditions. As used in this Lease, the word “Term” shall mean the Initial Term and, to the extent applicable, each Extension. Term.

(a) Tenant shall give to Landlord, on a date which is prior to the date that the applicable Extension Term would commence (if exercised) by at least three hundred sixty (360) days, a written notice of the exercise of the option to extend the Lease for said Extension Term.

Such notice shall be given in accordance with the requirements of Section 31 hereof. If notification of the exercise of an option is not so given and received, Landlord shall provide written notification that such Extension option will expire unless exercised within ten (10) business days thereafter, and if not thereafter exercised, all options granted to Tenant pursuant to this Section 3.3 shall automatically expire.

(b) All of the terms and conditions of the Lease, except where specifically modified by Section 5.2 below, shall apply to each Extension Term.

(c) Tenant shall be permitted to exercise its option to extend the Term pursuant to this Section 3.3 as to less than the entire Building; provided, however, that: (i) Tenant’s notice in accordance with Section 3.3(a) must indicate the specific portion(s) of the Building to which the Extension Term shall relate; provided, however, that in no event shall Tenant be entitled to exercise its option to extend in accordance with this Section 3.3 as to less than any entire floor within the Building; (ii) all portions of the Premises to which the Extension Term shall not apply shall be tendered to Landlord by Tenant in a condition consistent with the requirements set forth at Section 16 of this Lease at the expiration of the then existing Term or Extension Term; and (iii) Landlord and Tenant shall execute an amendment to this Lease, which amendment shall, as of the commencement of the Extension Term: (A) adjust Tenant’s Base Rent; (B) adjust the definition and depiction of the Premises; (C) establish the terms and conditions pursuant to which Tenant shall pay its pro-rata share of all Property Costs and Taxes (as hereinafter defined at Section 5.3), and account for the creation of common areas upon the Premises and within the Building as may be necessary; and (D) establish all other requisite revisions hereto necessitated pursuant to Tenant’s extension of the Term as to less than all of the Premises in accordance with this Section 3.3. Such amendment to lease shall not be a condition to the exercise of such removal hereunder but shall be a continuing obligation of Landlord and Tenant until completed.

3.4 OPTION TO TERMINATE. Tenant shall have the right to terminate this Lease, effective as of the last day of the tenth (10th) Lease Year (the “Termination Effective Date”), by giving written notice to Landlord of its election to so terminate no later than the first day of the calendar month that is eighteen (18) months preceding the Termination Effective Date. Upon Tenant’s exercise of its termination option hereunder, a termination fee (the “Termination Fee”) shall automatically become due from Tenant to Landlord in an amount equal to 100% of the then unamortized principal balance of each of: (a) the Tenant Improvement Allowance of $50/square foot set forth on Exhibit “D” attached hereto and incorporated herein on the Termination Effective Date and (b) the brokerage commissions paid by Landlord in connection with this Lease ($11.46/square foot, as set forth on Exhibit “D” attached hereto and incorporated herein as of the Termination Effective Date), which items set forth at subsections 3.4(a) and (b) hereof shall be amortized on a mortgage amortization basis assuming an amortization period of one hundred eighty (180) months beginning as of the Commencement Date, and an imputed interest rate of eight percent (8%) per annum. Based on a total rentable square footage within the Building of 118,031 rentable square feet and the terms of Exhibit “D”, the Termination Fee payable on the Termination Effective Date (the last day of tenth (10th) Lease Year after the Commencement Date) would be $3,418,739. In the event that Tenant exercises its termination option pursuant to this Section 3.4, Tenant shall pay to Landlord the Termination Fee on or before the Termination Effective Date. In the event that the Termination Fee is not timely paid by Tenant, Landlord shall provide Tenant with not less than ten (10) days written notice of such failure to pay, and if Tenant does not thereafter pay the same within such ten (10) day period, Tenant’s right to terminate this Lease in accordance with this Section 3.4 shall be deemed void, invalid and of no force or effect, and this Lease shall continue in full force and effect without regard to this Section 3.4.

4. USE AND OCCUPANCY OF PREMISES.

4.1 USE. Tenant and, to the extent permitted by Tenant, any subtenants of the Premises (who are permitted subtenants in accordance with Article 13 hereof) and all contractors, subcontractors, licensees and invitees of Tenant or any such subtenant, and all agents, representatives and employees of anyone or more of the foregoing (collectively, the “Tenant’s Permitees”) may use the Premises solely for general office purposes, and at Tenant’s option, for “Test Bed and Shop Floor Purposes” (as defined herein) and uses incidental to all of the foregoing, and for no other purpose whatsoever (“Permitted Uses”). For purposes hereof, the term “Test Bed and Shop Floor Purposes” shall mean the right to establish an area or areas in the Premises and use the same for the storage, assembly, disassembly, installation, testing, downloading and uploading of software and shipping of certain computers and computer components and accessories and other equipment used, offered or otherwise sold or leased in connection with Tenant’s business. Such use shall include the right to construct a raised floor area and to install racks and cabling for use with such equipment, computers and computer components. Tenant shall not use the Premises for any use or purpose other than the Permitted Uses without the consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned.

Neither Tenant nor Landlord shall initiate, submit an application for, or otherwise request, any variance, conditional use permit, subdivision or rezoning application for the Premises, without first obtaining the other’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned; provided, notwithstanding anything to the contrary set forth above, Landlord shall not seek a subdivision of the Land during the Term of this Lease, including all Extensions hereof.

Without limitation of the foregoing, neither Tenant nor any of Tenant’s Permittees shall: (a) place loads upon floors, walls or ceilings in excess of the load such items were designed to carry; (b) place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies or other items outside of the Building in violation of any law; (c) except for signage that may be permitted by Landlord pursuant to Section 21 hereof, change the exterior of the Building in any material respect; or (d) use or occupy the Premises in any manner deemed in good faith by Landlord’s insurance company to be an unreasonable fire or safety hazard. If Tenant’s or Tenant’s Permittees’ use or occupancy of the Premises shall cause an increase in the cost to Landlord of any insurance over and above the normal cost of such insurance for the type and location of the Building, Tenant shall, on demand and as Additional Rent, reimburse Landlord for such excess cost, and Tenant or Tenant’s Permittees shall discontinue any use or occupancy (including the removal of equipment or materials) which shall have resulted in the increase of the cost of said insurance to Landlord, unless Landlord shall thereafter consent to such use in writing.

4.2 COMPLIANCE WITH LAWS. Tenant and Tenant’s Permittees shall, at their sole expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use or other permits, variances, covenants, conditions, restrictions, easements, together with the Plan, the Declaration and all requirements of any insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, relating in any manner to the occupation and use by Tenant or Tenant’s Permittees of the Premises (collectively, the “Requirements”), except for obligations of Landlord in connection with the construction of the Building, other Improvements and Tenant Improvements, respectively, and with reference to any maintenance and repair and other obligations of Landlord hereunder, including all requirements of the Americans With Disabilities Act that relate to the Building, other Improvements and the Tenant Improvements; Tenant shall only be responsible for any requirements associated with any Alterations (as hereinafter defined), or related to Tenant’s or Tenant’s Permittees business operations at the Premises, and all federal, state and local laws and regulations governing occupational safety and health related to Tenant’s use of the Premises. Neither Tenant not Tenant’s Permittees shall permit any objectionable or unpleasant odors, smoke, dust or gas to emanate in any material respect outside of the Premises, or take any other action that would constitute a nuisance or would disturb in any material respect, unreasonably interfere with or endanger Landlord or other persons or property of other persons within the Building or otherwise upon the Premises. Tenant and Tenant’s Permittees shall obtain, at Tenant’s sole expense, any permit or other governmental authorization required to operate their business upon the Premises.

4.3 ENVIRONMENTAL COMPLIANCE.

(a) Tenant and Tenant’s Permittees shall keep the Premises free of and shall promptly and diligently remove any Hazardous Substances introduced to the Premises by Tenant during the Term, in accordance with all applicable Requirements, and shall not, and shall cause Tenant’s Permittees not, to store, use, discharge or dispose of any Hazardous Substances in, on or from the Premises or other portions of the Premises. Without limiting the foregoing restriction, Tenant shall, and shall cause all of Tenant’ s Permittees to use, dispose of and transport all Hazardous Substances in accordance with all applicable Requirements. “Hazardous Substances” shall mean asbestos, asbestos-containing materials, polychlorinated biphenyls, mercury, lead, lead-based paint, chlorofluorocarbons, petroleum-based products, petroleum byproducts, explosives and other substances regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U .S.C. Section 6901 et seq., or any other federal, state or local laws, rules, regulations or ordinances relating to the regulation of toxic or hazardous materials or otherwise to the environment, all as the same may have heretofore been or may hereafter be amended. Notwithstanding the foregoing, Tenant shall be permitted to use and store on the Premises reasonable quantities of petroleum products (including, without limitation, heating oil), cleaning materials and other substances which fall within the definition of “Hazardous Substance” to the extent reasonably necessary for the operation or the maintenance of the Premises and/or the operation of its business so long as such use and storage and the disposition thereof is in compliance with applicable Requirements. Tenant shall indemnify, defend and hold Landlord and its officers, directors, managers, agents, shareholders, partners, members, trustees, beneficiaries and all other persons with interests, directly or indirectly, in Landlord, and the respective agents and employees of each of the foregoing (collectively, the “Landlord Parties”) harmless against and from any liability, damage, claim, cost or expense whatsoever (including reasonable attorneys’ fees) resulting from any noncompliance with the terms of this Section 4.3 or arising out of or in any way connected with placing, storing, installing, discharging, releasing or generating by or on behalf of Tenant or any Tenant Permittee on, in, under or about the Premises, any Hazardous Substances during the Term.

(b) Upon not less than ten (10) days prior written notice from Landlord and so long as the same does not unreasonably interfere with Tenant’s use and occupancy and business operations at the Premises, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant’s operations and perform, as agents of Tenant, and to conduct environmental site investigations and assessments (“Site Assessments”) on the Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Premises; (ii) within the six month period prior to the expiration of the Term; (iii) if required by Landlord’s Fee Mortgagee (as hereinafter defined at Section 20) or the terms of any credit facility to which Landlord is bound; (iv) if an Event of Default exists; or (v) at any other time that, in the opinion of Landlord, a reasonable basis exists to believe that a violation or any environmental regulation, or any condition that could reasonably be expected to result in any violation or an environmental regulation exists. Such Site Assessments may include both above and below the ground testing for Hazardous Substances and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Landlord.

(c) Notwithstanding anything to the contrary set forth in this Lease, in the event that: (i) any Hazardous Materials upon the Premises pre-exist Substantial Completion by Landlord of all the Improvements and Tenant Improvements and delivery of the Premises to Tenant and Tenant’s occupancy and use of all the Premises in violation of any applicable environmental law, by reason other than a breach of Tenant’s or Tenant’s Permittees’ obligations pursuant to this Lease (any such violation being hereinafter designated as an “Existing Release”) or (ii) any Hazardous Materials are otherwise placed upon by, or result from, the acts or omissions of Landlord or its agents, employees or contractors, including but not limited to the performance by Landlord of its repair and maintenance obligation and/or any of its other obligations hereunder (“Landlord Release”), Landlord shall, at its sole cost and expense, indemnify, defend and hold harmless Tenant, its employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses arising out of or in any way related to the presence of the Existing Release and/or a Landlord Release.

4.4 USE AS INTENDED. Tenant shall cause all rubbish, trash, garbage, discarded containers, materials or equipment, and other refuse to be stored in fire-proof bins while awaiting its removal. Tenant shall place recyclable trash in designated bins. Tenant shall not unreasonably obstruct any sidewalks, common areas, driveways and parking areas in or on the Premises. Tenant shall not place, store or stage any inventory, supplies, pallets, trash or other items or materials in the parking lot or any other area outside of the Premises. The toilet rooms, water-closets, sinks, water coolers, other water apparatus and the Building’s heating, plumbing, ventilation, electrical and air conditioning systems shall not be used for any purposes other than those for which they were constructed or intended, and no sweepings, rubbish, or refuse shall be thrown or placed therein. Except for signs expressly authorized by the terms of this Lease, Tenant shall not place anything on the outside of the Building or Leased Premises or otherwise in a location visible from outside the Building or Premises. Tenant shall not keep or conduct in, on, or about the Premises or any other portion of the Premises any article or activity which, in Landlord’s reasonable, good faith judgment, has or causes an offensive odor or noise, is of an explosive, dangerous or hazardous nature, has any other material adverse impact on the appearance, safety, value or operation of the Premises, without the prior express written consent of Landlord. Notwithstanding anything to the contrary contained in this Section 4.4 and so long as Tenant and/or Tenant’s Permittees are the sole occupant(s) of the Premises, Tenant and Tenant’s Permittees shall only be responsible for the requirements of the first sentence of this Section 4.4.

4.5 TENANT’S PERMITTEES. Tenant’s Permittees shall comply with all of the terms of this Section 4 in the same manner, and to the same extent, as required of Tenant.

5. RENT; PROPERTY COSTS.

5.1 BASE RENT DURING INITIAL TERM.

(a) Commencing as of the Commencement Date, and continuing through the last day of the fifth (5th) Lease Year, Tenant shall pay to Landlord annual fixed minimum rent (“Base Rent”) in the amount of $25.04 per rentable square foot of the Premises, as such square footage is determined in accordance with the terms of Section 2 of this Lease;

(b) Commencing as of the first day of the sixth (6th) Lease Year, and continuing through the last day of the tenth (10th) Lease Year, Tenant shall pay to Landlord Base Rent in the amount of $26.04 per rentable square foot of the Premises; and

(c) Commencing as of the first day of the eleventh (11th) Lease Year, and continuing through the expiration of the Initial Term, Tenant shall pay to Landlord Base Rent in the amount of $27.04 per rentable square foot of the Premises.

(d) Tenant promises to pay to Landlord in advance, without demand, deduction, set-off or counterclaim except as otherwise expressly permitted hereunder, equal monthly installments of Base Rent on or before the first (1st) day of each calendar month in which Base Rent is due; provided, however, that if the Commencement Date shall be other than the first (e) day of a calendar month, then for such partial month, Tenant shall, pay to Landlord on the Commencement Date a pro rata portion of the monthly installment of Base Rent for the first Lease Year, such pro rata portion to be calculated on the number of days remaining in such partial month from and after the Commencement Date. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as is set forth at Section 31 hereof, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

5.2 BASE RENT DURING EXTENS101V TERMS.

(a) The Base Rent payable during each respective Extension Term shall be calculated as of the commencement of each such Extension Term, and shall be in an amount equal to one hundred percent (100%) of the actual Market Rate on the date the then-current Extension Term commences. The term “Market Rate” shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a comparable office building in the comparable markets of the Pittsburgh Region would accept at arm’s length for similar space, giving appropriate consideration to the following matters: (i) the date of commencement of such Extension Term; (ii) annual rental rates per rentable square foot; (iii) the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iv) rent abatement provisions reflecting free rent and/or no rent during the lease term; (v) tenant improvement allowances; (vi) credit worthiness of Tenant; (vii) length of lease term; (viii) size and location of premises being leased; and (ix) other generally applicable terms and conditions of tenancy for similar office space; provided, however, Tenant shall not be entitled to any tenant improvement or refurbishment allowance of any type. The Market Rate may also designate periodic rental increases and similar economic adjustments. The Market Rate shall be the Market Rate in effect as of the beginning of the applicable Extension Term, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Market Rate as of the beginning of each Extension Term. For purposes of the Lease, “Pittsburgh Region” shall mean the metropolitan statistical area of Pittsburgh, Pa., as defined by the United States Office of Management and Budget, and “Comparable Markets” as used in the Lease shall mean other Class A office complexes in the real estate submarkets of the Pittsburgh Region, with reference to the following factors: (i) building quality; (ii) suburban market location; and (iii) surrounding tenant amenities.

(b) If Tenant exercises its option to extend the Term pursuant to Section 3.3 hereof, Landlord shall determine the Market Rate by using its good faith judgment, and shall provide Tenant with written notice (“Initial Notice”) of such amount within thirty (30) days after Landlord receives Tenant’s notice to extend the Term. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such Market Rate. In the event Tenant fails to reject, in writing, the Market Rate proposal by Landlord during Tenants Review Period, then such proposal shall be deemed accepted. In the event that Tenant rejects, in writing, such Market Rate proposal during Tenant’s Review Period, (i) Tenant may, by written notice prior to the expiration of Tenant’s Review Period, rescind its exercise of its option to extend the Term, in which event such exercise of the extension right shall be null and void ab initio and the lease will terminate at the expiration on the then current Term or Extension Term, subject to holdover in accordance with Section 16.3 below, or (ii), if the extension option is not rescinded, Landlord and Tenant shall attempt to agree upon such Market Rate, using their best good faith efforts and subject to the terms set forth at Section 5.2(d) below. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to the Market Rate, and such determination shall be submitted to arbitration in accordance with Sections 5.2(c)(i) through (v) below. In the event that Landlord fails to timely generate the Initial Notice of Landlord’s opinion of the Market Rate on or before the day that is thirty (30) days after Tenant’s notice to extend, then Tenant may commence such negotiations by providing the Initial Notice, in which event Landlord shall have ten (10) days (“Landlord’s Review Period”) after receipt of Tenant’s Initial Notice of the new Market Rate within which to accept such Market Rate. In the event Landlord fails to accept in writing such Market Rate proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Market Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to Market Rate, and such determination shall be submitted to arbitration in accordance with Sections 5.2(c)(i) through (v) below.

(c) ARBITRATION OF DISPUTES

(i) LANDLORD AND TENANT SHALL MEET WITH EACH OTHER WITHIN FIVE (5) BUSINESS DAYS AFTER THE OUTSIDE AGREEMENT DATE AND EXCHANGE THEIR SEALED ENVELOPES AND THEN OPEN SUCH ENVELOPES IN EACH OTHER’S PRESENCE. IF LANDLORD AND TENANT DO NOT MEET WITHIN SAID FIVE (5) BUSINESS DAY PERIOD OR DO NOT MUTUALLY AGREE UPON THE MARKET RATE WITHIN ONE (1) BUSINESS DAY OF THE EXCHANGE AND OPENING OF ENVELOPES, THEN, WITHIN TEN (10) BUSINESS DAYS AFTER THE FIFTH BUSINESS DAY WITHOUT MEETING OR THE EXCHANGE AND OPENING OF ENVELOPES, WHICHEVER IS APPLICABLE, LANDLORD AND TENANT SHALL AGREE UPON AND JOINTLY APPOINT A SINGLE ARBITRATOR WHO SHALL BY PROFESSION BE A REAL ESTATE BROKER OR AGENT WHO SHALL HAVE BEEN ACTIVE OVER THE FIVE (5) YEAR PERIOD ENDING ON THE DATE OF SUCH

APPOINTMENT IN THE LEASING OF BUILDINGS SIMILAR TO THE PREMISES IN THE GEOGRAPHICAL AREA OF THE PREMISES. NEITHER LANDLORD NOR TENANT SHALL CONSULT WITH SUCH BROKER OR AGENT AS TO HIS OR HER OPINION AS TO THE MARKET RATE PRIOR TO THE APPOINTMENT. THE DETERMINATION OF THE ARBITRATOR SHALL BE LIMITED SOLELY TO THE ISSUE OF WHETHER LANDLORD’S OR TENANT’S SUBMITTED MARKET RATE FOR THE PREMISES IS THE CLOSEST TO THE ACTUAL MARKET RATE FOR THE PREMISES AS DETERMINED BY THE ARBITRATOR, TAKING INTO ACCOUNT THE REQUIREMENTS FOR DETERMINING MARKET RATE SET FORTH HEREIN. SUCH ARBITRATOR MAY HOLD SUCH HEARINGS AND REQUIRE SUCH BRIEFS AS THE ARBITRATOR, IN HIS OR HER SOLE DISCRETION, DETERMINES IS NECESSARY. IN ADDITION, LANDLORD OR TENANT MAY SUBMIT TO THE ARBITRATOR, WITH A COPY TO THE OTHER PARTY, WITHIN FIVE (5) BUSINESS DAYS AFTER THE APPOINTMENT OF THE ARBITRATOR ANY MARKET DATA AND ADDITIONAL INFORMATION SUCH PARTY DEEMS RELEVANT TO THE DETERMINATION OF THE MARKET RATE (“RR DATA”), AND THE OTHER PARTY MAY SUBMIT A REPLY IN WRITING WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF SUCH RR DATA. FAILURE OF EITHER PARTY HERETO TO SUBMIT A MARKET RATE OR OTHERWISE PARTICIPATE WILL NOT PREVENT THE SINGLE ARBITRATOR FROM RENDERING A DECISION (EVEN IF BASED ON INFORMATION PROVIDED ONLY BY ONE OF THE PARTIES).

(ii) THE ARBITRATOR SHALL, WITHIN THIRTY (30) DAYS OF HIS OR HER APPOINTMENT, REACH A DECISION AS TO WHETHER THE PARTIES SHALL USE LANDLORD’S OR TENANTS SUBMITTED MARKET RATE AND SHALL NOTIFY LANDLORD AND TENANT OF SUCH DETERMINATION.

(iii) THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING UPON LANDLORD AND TENANT;

(iv) IF LANDLORD AND TENANT DO NOT AGREE ON A SINGLE ARBITRATOR WITHIN SAID 10 BUSINESS DAY PERIOD, EACH SHALL WITHIN THREE (3) BUSINESS DAYS THEREAFTER APPOINT A REAL ESTATE BROKER (EACH, AN “APPOINTED BROKER” AND TOGETHER, THE “APPOINTED BROKERS”) MEETING REQUIREMENTS OF THE SINGLE ARBITRATOR SET FORTH ABOVE AND NOTIFY THE OTHER PARTY OF THE IDENTITY AND CONTACT INFORMATION OF ITS APPOINTED BROKER, AND THE TWO APPOINTED . BROKERS SHALL MUTUALLY AGREE ON THE SINGLE ARBITRATOR (WHO SHALL MEET THE REQUIREMENTS ABOVE FOR THE SINGLE ARBITRATOR) WITHIN THREE (3) BUSINESS DAYS AFTER THEIR APPOINTMENT; IF EITHER PARTY SHOULD FAIL TO TIMELY APPOINT AND NOTIFY THE OTHER PARTY OF ITS APPOINTED BROKER, THE BROKER SO TIMELY APPOINTED BY THE ONE PARTY (WITH TIMELY NOTICE THEREOF TO THE OTHER PARTY) SHALL BE THE SINGLE ARBITRATOR.

(v) THE COST OF THE ARBITRATION SHALL BE PAID BY LANDLORD AND TENANT EQUALLY.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY PENNSYLVANIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

(Landlord initials)	(Tenant initials)

(Landlord initials)	(Tenant initials)

5.3 TAXES.

(a) Payment of Taxes. Landlord shall forward copies of all bills or statements for Taxes to Tenant promptly upon receipt thereof Landlord further agrees to cooperate with Tenant to cause all tax bills (or copies thereof) to be sent directly to Tenant during the Term, if and to the extent permitted by the taxing bodies. Taxes, as hereinafter defined, for the Premises accruing during the Term are the responsibility of Tenant, and to the extent Taxes for the Premises are abated, reduced or limited during the Term for any reason, including but not limited to, the designation of the Premises as a Strategic Development Area pursuant to the Governor of the Commonwealth of Pennsylvania’s designation by Executive Order, such benefit, if any, of the abatement, reduction or limitation will inure to the benefit of Tenant to the extent arising or accruing prior to the expiration or termination of the Term. Following such receipt of copies of the bills or statements, Tenant shall cause all Taxes imposed on the Premises to be paid in a timely manner directly to the applicable taxing authority. Unless Tenant contests the amount of the Taxes pursuant to the terms of subsection 5.3(b) below, Tenant shall pay all such Taxes prior to the date the same shall become delinquent and shall deliver to Landlord a receipt evidencing payment of the Taxes. In the event that Tenant fails to pay the Taxes in a timely manner as prescribed by applicable Law, Landlord shall have the right to pay such Taxes, and Tenant shall pay to Landlord, as Additional Rent, the amount of such taxes paid by Landlord, together with an administrative charge of five percent (5%) of the amount of such taxes paid, provided that no such five (5%) penalty shall be due or owing unless Landlord shall have first given Tenant such notice and opportunity to cure such failure to pay as may be required for such failure to be an

Event of Default. In the event that the Term begins or ends on a date other than the first or last day of a tax year, respectively, the amount of Taxes, if any, payable by Tenant for such year shall be prorated on a per diem basis, and Tenant shall pay such amount to Landlord in equal monthly installments during the portion of the applicable year occurring during the Term and prior to the date such Taxes are due and payable, and Landlord shall pay to the taxing body such Taxes for such years. The term “Taxes” means all ad valorem real property taxes, charges, impositions, levies, burdens and assessments of every kind and nature and any other impositions and/or charges imposed in lieu of ad valorem real property taxes. Notwithstanding the foregoing, Taxes shall not include any inheritance, income, franchise, gift, estate, succession, transfer, capital stock or excess profit taxes. If any Taxes can be paid in multiple installments, Tenant may elect to pay any such Tax in multiple installments prior to the date the same become delinquent. Any refund, rebate, discount, credit or similar amount relating to any Taxes paid by Tenant shall be promptly paid or credited to Tenant.

(b) Contest of Taxes. Tenant, at its expense, shall have the right to contest, by appropriate proceedings diligently conducted in good faith, either or both (a) the assessed valuation of all or any portion of the Premises or the Building which is reflected by the Taxes, or (b) the real estate tax rate levied against the Premises or the Building which is reflected by the Taxes, and Landlord shall reasonably cooperate with Tenant in any such contest and, if requested by Tenant, shall file or join in any appeal or contest.

(c) Recapture of Incentives and Taxes. Tenant has obtained the designation of the Premises as a Strategic Development Area and has obtained or may in the future obtain or seek to obtain governmental and other third party payments, credits, abatements, refunds, rebates, grants, financial concessions, tax relief, tax reductions, tax deferments, or other incentives relating to the Premises which will inure to the benefit of Tenant (hereinafter referred to as the “Incentives”). Unless and to the extent caused by the negligence or willful misconduct of Tenant, Landlord shall be solely responsible to make any required refund of the Incentives, and Landlord shall be solely responsible for any additional, catch-up or roll-back Taxes which may be payable as a result of the grant of the Incentives, and for the payment of any required refund or recapture of Taxes and/or other taxes payable to any governmental body which were reduced, rebated, deferred or lost and Landlord does hereby agree to indemnify and hold Tenant harmless from and against any and all loss, cost, damage and expense, including without limitation court costs and reasonable attorneys’ fees, suffered or incurred by Tenant as a result thereof.

5.4 DEFINITION AND PAYMENT OF ADDITIONAL RENT. In addition to all Base Rent due hereunder, any other sums of money, charges or other amounts, of every nature and type whatsoever, required to be paid by Tenant to Landlord pursuant to this Lease, shall collectively be deemed to constitute “Additional Rent”. Non-payment of Additional Rent when due, and after the expiration of the applicable cure period, shall, at Landlord’s option, constitute an Event of Default under this Lease to the same extent as a non-payment of Base Rent, and shall entitle the Landlord to the same remedies as non-payment of any installment of Base Rent. Base Rent and Additional Rent shall hereinafter sometimes be collectively designated as “Rent”. Except with regard to the payment of Base Rent (all of which Base Rent shall be payable as of the Commencement Date), Tenant’s obligation to pay all Additional Rent, including without limitation all Taxes, shall commence, on a pro-rata basis, as of each applicable date of Substantial Completion (as set forth at Section 3.2(c) above).

5.5 LATE PAYMENT OF RENT. In the event that any Rent or other sum payable pursuant to this Lease shall not be paid when due, subject to any applicable Notice and grace period set forth elsewhere in this Lease as a condition to the occurrence of an Event of Default hereunder, Tenant shall pay to Landlord, as Additional Rent, interest on the past due amount at a per annum rate (the “Default Rate”) equal to two percent (2%) over the prime rate of interest as published from time to time in the Wall Street Journal (or, in the absence of such publication, in such other publications as Landlord may designate in good faith from time to time), accruing from and after the due date of such payment. In addition, if any Rent or other sum payable pursuant to this Lease shall not be paid within ten (10) days of the date such payment is due, Tenant shall pay Landlord a late fee in the amount of five percent (5%) of the sum not so paid when due, but in no event more than the amount required to reimburse the Landlord for any late charges or interest paid to its lender which directly results from the delinquent payment by Tenant of any such sum payable hereunder. Tenant acknowledges that the foregoing late charge is a reasonable charge for the additional internal administrative costs required of Landlord and late charges that may be incurred by Landlord on its Fee Mortgage by reason of such late payment, but that the payment of such late charge shall not cure any Event of Default or otherwise limit any other rights or remedies of Landlord.

6. SECURITY DEPOSIT. Except as otherwise required elsewhere in this Lease, Tenant shall not be required to pay a security deposit as of the Effective Date.

7. UTILITIES AND SERVICES.

7.1 TENANT’S RESPONSIBILITY. During the Term, Tenant shall pay for all gas, heat, light, power, water, sewer, telephone or other communication service, security services, janitorial services, garbage disposal and all other utilities and services of every kind and nature supplied to the Premises. Tenant agrees to supply Landlord, upon Landlord’s written request, evidence that all municipal water and/or sewer bills have been paid.

7.2 INTERRUPTIONS. Landlord shall not be liable to Tenant, and Tenant shall not be entitled to any abatement of Rent for any loss or damage to Tenant or its property resulting from burst, stopped or leaking utility lines, and Landlord shall not be liable to Tenant for damages or otherwise for any failure or interruption of any such utility service furnished to the Premises, except where such failure or interruption arises as a result of Landlord’s failure to perform any act it is required to perform under this express terms of this Lease or otherwise as a result of the negligence or wrongful acts or omissions of the Landlord, its agents, employees or contractors. Except if resulting from a breach by Landlord of its obligations hereunder or as a result of the negligence or wrongful acts or omissions by Landlord, its agents, employees or contractors, Landlord shall have no liability to Tenant if Tenant is unable to obtain utility services of any kind, for any reason, including, but not limited to, repairs, replacements or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Premises, by any accident, casualty or event arising from any other cause whatsoever, and such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises, nor relieve Tenant from the obligation of paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to Tenant’s inability to obtain utility services.

8. MAINTENANCE AND REPAIRS.

8.1 LANDLORD REPAIRS.

(a) Landlord shall, at its sole cost and expense, maintain in good order and repair (as determined by reference to comparable Class A facilities in the Pittsburgh Region) and in accordance with all Laws and Requirements, (i) the roofs (including, without limitation, the structural, membrane and other elements of the roofs); (ii) the structural soundness of the Building and other Improvements (including, without limitation, interior structural columns, interior load bearing walls, the exterior wall, the foundation, the footings, the slab and any structural flooring components (but excluding access flooring, raised flooring or floor coverings) and any other structural elements (excluding the generator and HVAC equipment wherever located and the parking lots lights, and excluding the plumbing and electrical wiring within the Building, but including such plumbing and electrical wiring located outside of the Building); (iii) all components of the Premises if and to the extent covered by any third party warranties that have not been previously assigned to Tenant under Section 8.3 below; (iv) any and all repairs and replacements necessitated by the negligence or willful misconduct of Landlord or Landlord’s agents, employees, licenses or invitees and (v) all other items, if any, as are the express responsibility of Landlord under this Lease. In addition, Landlord shall be responsible, at its sole cost and expense, for paying to Tenant the Landlord’s Share of Qualified Capital Expenses pursuant to Section 8.2(c) below. Notwithstanding anything to the contrary set forth in this Section 8.1(a), however, Landlord shall not be obligated to perform any maintenance or repairs required to the Premises as a result of the negligence or willful misconduct of Tenant or Tenant’s Permittees, or by any act or omission of tenant or Tenant’s Permittees that voids or invalidates any third party warranty otherwise applicable to the portion of the Premises in need of such maintenance or repair. If any repair which is the responsibility of Landlord under this Section 8.1 is necessitated in any material respect by the default, negligence or intentional misconduct of Tenant or Tenant’s Permittees, Tenant shall reimburse Landlord, as Additional Rent, for the actual reasonable cost of the portion of such repair necessitated by such default, negligence or intentional misconduct within thirty (30) days of receipt of an invoice therefor.

8.2 TENANT REPAIRS; UTILITIES AND OTHER SERVICES.

(a) Except for those repairs and replacements to be made by Landlord pursuant to Section 8.1 above, Tenant shall, at its sole cost and expense, maintain the Premises in good order and repair (as determined by reference to comparable Class A facilities in the

Pittsburgh Region), reasonable wear and tear and damage by casualty and condemnation excepted, including, but not limited to, all necessary repairs and replacements, whether general or special, ordinary or extraordinary or foreseen or unforeseen and regardless of how the need for such repairs and maintenance arose, including but not limited to those instances of repair where the expenses thereof would be deemed capital in nature, subject to the provisions of subsection (c) below and including repairs to the generator and HVAC equipment, the parking lot lights and the exterior signage. If any repair which is the responsibility of Tenant under this Section 8.2 is necessitated in whole or in part by the default, negligence or intentional misconduct of Landlord, its agents, employees or contractors, Landlord shall reimburse Tenant for the actual reasonable cost of the portion of such repair necessitated by such default, negligence or intentional misconduct within thirty (30) days of receipt of an invoice therefor; provided, however, that prior to commencing any such repair necessitated in whole or in part by the default, negligence or intentional misconduct of Landlord, its agents, employees or contractors, and so long as such repair or failure to repair does not materially impair Tenant’s use or occupancy of the Premises, Tenant shall provide Landlord with written notice of its intention to perform such repair, together with a period of thirty (30) days in which to complete same (provided, however, that if such repair is of a type that cannot be completed by Landlord within said thirty (30) days after notice thereof, then, so long as Landlord commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion, such thirty (30) day period shall be extended for such additional period that may be reasonably required to complete such repair.

(b) Except as otherwise expressly provided in this Lease, Tenant shall operate the Premises, and shall be responsible for the payment of all costs and expenses related to the operation of the Premises, as a Class A facility (as determined by reference to comparable Class A facilities in the Pittsburgh Region), and shall provide or cause to be provided to the Premises, and shall be responsible for the payment of all costs, expenses, charges, fees and taxes related to providing or causing to be provided to the Premises, all services during the Term (whether or not the services are billed directly to the Tenant), in accordance with comparable Class A facilities in the Pittsburgh Region, including but not limited to, the following: (i) water, sewer service, gas, fuel, electricity, light, heat, telephone, television cable, power and other utility service to the Premises, whether or not the services are billed directly to Tenant; (ii) all services necessary for the operation and maintenance of the Premises, including but not limited to costs of elevator, janitorial, trash removal, security service and other services for the Premises; (iii) costs of maintaining and repairing mechanical systems; and (iv) costs of performing all services necessary for the operation and maintenance of the Premises, including without limitation the parking lot, driveways, medians and landscaped areas. Tenant shall be entitled to select the service providers of its choice. Tenant shall not be responsible for any charges for utilities or services used or consumed at the Building or other Improvements prior to the Commencement Date.

(c) For purposes of this Lease, a “Qualified Capital Expense” means any and all costs and expenses necessary to make any repair or replacement to the parking areas and the HVAC equipment: (i) the cost of which for any single item or any series of Related Repairs or Replacements (as defined below) exceeds One Hundred Thousand Dollars ($100,000.00), (ii) that is not aesthetic or cosmetic in nature, (iii) that would be classified as a “capital expense” under generally accepted accounting principles (“GAAP”) or that has a reasonably expected useful life in excess of the then remaining balance of the Term, (iv) that is not required as a result of Tenant’s willful or negligent act or failure to perform its repair or maintenance obligations in accordance with the requirements of this Lease, (v) that is Tenant’s and not Landlord’s responsibility under this Lease, (vi) that is not required as a result of casualty or condemnation, (vii) that is made during the last five (5) Lease Years prior to the expiration of the Term (but not including any expenses made prior to any termination of this Lease as a result of an Event of Default or any expenses made during the last five (5) Lease Years of the then existing Term if the Term is later extended), (viii) that is incurred in connection with the performance of any repair or replacement which is reasonably necessary and appropriate under the circumstances (provided that Tenant and Landlord shall negotiate in good faith to determine whether any such expense is reasonably necessary and appropriate under the circumstances), (ix) the need for which is Tenant notifies Landlord of in writing prior to commencing such repair or replacement (except if due to emergency circumstances such prior notice is not reasonably practicable, in which event Tenant shall notify Landlord in writing as soon as possible after commencing the repair), (x) that, following the expiration of the term of a lease, typically would not be removed in connection with making space available to a new tenant or tenants, and (xi) Tenant gives Landlord written notice of the cost and expense of which, exclusive of Imputed Interest, setting forth such cost and expense in reasonable detail, within thirty (30) days after completion of such repair or replacement. “Imputed Interest” shall mean with respect to each item of repair or replacement interest on the unpaid portion of Landlord’s Share of the Qualified Capital Expense thereof from the date of expenditure by Tenant for such repair or replacement through the date of payment in full by Landlord of Landlord’s Share of such Qualified Capital Expense, calculated at the rate per annum equal to the “prime rate,” as published from time to time in Money Rates column of The Wall Street Journal. Any and all Qualified Capital Expenses shall be apportioned as between Landlord and Tenant so that Landlord shall pay Landlord’s Share (as hereinafter defined) of such item(s), together with Imputed Interest on Landlord’s share, and Tenant shall pay the remainder. For purposes of this provision, the term “Related Repairs or Replacements” shall mean two or more repairs or replacements to either such areas or equipment which otherwise meet the requirements of a Qualified Capital Expense and which are necessitated by the same causal event. “Landlord’s Share” of Qualified Capital Expenses shall be a fraction of all Qualified Capital Expenses, with the numerator of such fraction being the portion of the useful life of the item paid for by such expense determined in accordance with GAAP that will occur after the expiration of this Lease, and the denominator of such fraction being the useful life of the item paid for by such expense determined in accordance with GAAP. If such “useful life” cannot be determined under GAAP, then the parties shall utilize the depreciation rules set forth in U.S. Internal Revenue Code and Regulations (as then supplemented and amended), and if such “useful life” cannot be determined thereunder, then the parties shall utilize a substitute governmental or industry standard for the determination of useful life. Each item of repair or replacement (including Related Repairs and Replacements) the cost of which is a Qualified Capital Expense shall be performed by the lowest qualified bidder following a competitive bid process (unless Landlord and Tenant mutually approve a higher bidder), unless due to emergency circumstances or otherwise such procedure is not reasonably practicable. Landlord shall pay to Tenant Landlord’s Share of any Qualified Capital Expense, together with Imputed Interest thereon, within thirty (30) days following the deadline for Tenant to exercise the next succeeding extension right under Section 3.3, but only if such deadline passes without Tenant having exercised such extension right; provided, if an extension right is exercised for a period after the 2nd Extension Term, and is later rescinded or terminated pursuant to the terms of Section 5.2(b) above, Landlord shall pay to Tenant Landlord’s Share of any Qualified Capital Expenses within thirty (30) days of such rescission or termination of such extension right. In the event that Landlord fails to timely pay Landlord’s Share of any Qualified Capital Expenses, then Tenant shall have the right to offset the unpaid amount of Landlord’s Share of such Qualified Capital Expense, together with interest thereon at the Default Rate, against Base Rent accruing thereafter under this Lease. If Landlord’s Share of Qualified Capital Expenses, together with interest thereon at the Default Rate, exceeds the remaining Base Rent due and owing under this Lease, then Tenant may require prior to the commencement of such work, that Landlord first post a letter of credit or other reasonably acceptable security for such difference.

8.3 WARRANTIES.

(a) Capitalized terms set forth in this Section 8.3 which are previously undefined shall have the meanings ascribed thereto in the Work Letter attached to this Lease as Exhibit “B”.

(b)(i) Landlord warrants the Building, Improvements and Tenant Improvements against defective workmanship and/or materials, for a period of one (1) year from the date of Substantial Completion, and Landlord agrees, at its sole cost and expense, to repair or replace or to cause the Landlord’s contractor to repair or replace any defective item occasioned by poor workmanship and/or materials or any such non-compliance during said one (1) year period; Landlord further agrees, at Landlord’s sole cost and expense, to repair and replace, or to cause Landlord’s contractor to repair or replace, any latent defects in said work and/or materials of which Landlord is notified during the twenty four (24) months after Substantial Completion of all the Improvements and the Tenant Improvements. From and after the expiration of such one (1) year guaranty of workmanship and materials (and such twenty four (24) months for latent defects), Landlord agrees to cooperate with Tenant in the enforcement by Tenant at Tenant’s cost and expense, of any express warranties or guaranties of workmanship or materials given by contractors, subcontractors or materialmen that guarantee or warrant against defective workmanship or materials for a period of time in excess of one (I) year period described above (and such twenty four (24) months for latent defects) and to cooperate with Tenant in the enforcement by Tenant of any service contracts that provide service, repair or maintenance to any item incorporated in the Premises for a period of time in excess of such one (1) year period (and such twenty four (24) months for latent defects). Landlord’s warranty does not cover ordinary wear and tear, abuse, neglect or general maintenance connected with the Premises, or defects arising from nature or anything that is beyond the control of the Landlord and/or its contractors. Notwithstanding anything to the contrary set forth herein, Landlord’s warranty, as set forth herein, shall be expressly limited in the following respects: (i) all materials shall be in accordance with the Construction Drawings and the Improvements Plans and Specifications and the Tenant Improvements Plans and Specifications and, unless otherwise specified, shall be as good quality as the market affords in the respective grade specified; and (ii) all materials and mechanical equipment are furnished under manufacturer’s guarantees and liabilities only. In the event of a defect actionable pursuant to this Section 8.3(b), Tenant’s sole and exclusive remedy against Landlord shall be for the repair and replacement of defects of material and workmanship as provided herein, and except for latent defects, Landlord shall not be responsible for any defects of any nature in the construction and the Tenant Improvement Work by Landlord about which Landlord is not so notified within said one (1) year period. There are no other express, implied, written or oral warranties, of any kind or nature, including without limitation any implied conditions or warranties of merchantability or fitness for a particular purpose, made by Landlord pursuant to this Lease, or in connection with the Building, Improvements or Tenant Improvements, other than those expressly set forth in this Section 8.3(b) and the Workletter attached hereto as Exhibit B.

(c) Landlord hereby agrees that Landlord will attempt to have included in the applicable contracts an agreement that Tenant will be a third party beneficiary of the obligations of the parties other than Landlord under the Construction Contracts, any architect agreements, all subcontracts and all third party contracts relating in any way to the design or construction of the Improvements and will attempt to have included in each such contract an acknowledgement of such rights of Tenant. Landlord further agrees that the Construction Contracts, any architect agreements, any development agreement and other third party contracts entered into by Landlord with respect to the design or construction of the Improvements and Base Building Work and/or the Tenant Improvements and Tenant Improvement Work shall permit the assignment by Landlord to Tenant of such contract upon the exercise by Tenant of the Liquidated Damage Purchase Option.

(d) As of the date that is one (1) year after Substantial Completion, Landlord shall grant Tenant a nonexclusive assignment, to be shared in common with Landlord, its successors and assigns, of all warranties and guaranties (except those portions of any warranties and guaranties covering items for which Landlord retains responsibility under Section 8.1 above) obtained by Landlord from, and all rights of Landlord (except rights with respect to items for which Landlord retains responsibility under Section 8.1 above) with respect to defects in the construction and installation by, the general contractor and any other contractors, manufacturers, suppliers and vendors of Landlord with respect to the Building, Improvements and Tenant Improvements and any materials used in the construction and installation thereof. In the event that any manufacturer’s warranty or guaranty is not assignable, Landlord will warrant any items covered thereby until the earlier of one (1) year after Substantial Completion and the expiration of the term of such warranty, and after one (1) year after the earlier of Substantial Completion and the expiration of the term of such warranty, (i) Tenant, except for items for which Landlord retains responsibility under Section 8.1 above, shall be responsible for such maintenance, repair and replacement, and (ii) Landlord, at the request of Tenant and at Tenant’s sole cost and expense, will enforce any such unexpired warranties on behalf of, and at the reasonable direction of, Tenant.

If in connection with the construction of the Building, other Improvements and the Tenant Improvements, Landlord has an opportunity to purchase extended warranties or guaranties from the Contractor or any Subcontractor, manufacturer or supplier with respect to any HVAC, plumbing, electrical, mechanical or other systems or any other major components of the Premises, Landlord shall provide a written notice to Tenant presenting such opportunity. If Tenant wishes for Landlord to purchase such extended warranty or guaranty, Tenant shall provide written notice to Landlord within twenty (20) days of Landlord’s notice, whereupon Landlord shall purchase such extended warranty or guaranty, the cost of which purchase shall, as a condition to Landlord’s procurement of same, be paid by Tenant as and when such payment is due from Landlord.

8.4 NET LEASE. It is the intent of the parties that this Lease be a net lease to Landlord, and that except as otherwise expressly set forth herein, Tenant shall be responsible for all maintenance, repair and replacement costs associated with the Premises. Notwithstanding the foregoing, in the event Tenant fails to perform any such required maintenance, repair and/or replacement within a reasonable period of time as required pursuant to this Section 8, Landlord shall have the right, but not the obligation, to enter upon the Premises, upon written notice to Tenant, and perform such maintenance, repair and/or replacement on behalf of Tenant, in which event such charges, together with a management fee equal to ten (10%) percent of the cost incurred by the Landlord, shall be deemed Additional Rent due under this Lease and shall be payable concurrent with the next installment of Base Rent due hereunder.

9. INSURANCE.

9.1 TENANT’S INSURANCE.

(a) Except as otherwise provided in subsection (b) below, Tenant shall, at all times during the Lease Term and at Tenant’s sole cost and expense, maintain, or cause to be maintained:

(i) an “All Risk” Property policy insuring the 100% replacement cost of all of the furniture, trade fixtures and other personal property of Tenant located in the Premises against loss or damage by fire, theft, flood, earthquake (if available at a commercially reasonable premium in the applicable geographic insurance market), terrorism (if available at a commercially reasonable premium in the applicable geographic insurance market) and such other risks or hazards as Landlord may reasonably require.

(ii) Commercial general public liability and property damage insurance with coverage of not less than $1,000,000.00 per occurrence and $2,000,000 in the aggregate; and Commercial Umbrella or Excess Liability Insurance, written on an “occurrence basis”, including, without limitation, blanket contractual liability coverage, broad form property damage, independent contractor’s coverage and personal injury coverage, protecting Landlord and Tenant against liability occasioned by an occurrence on or about the Premises or any appurtenances thereto, the minimum limits for this Commercial Umbrella or Excess Liability policy shall be not less than a combined single limit for bodily injury (including death) or personal injury and property damage of $10,000,000 per occurrence and $10,000,000 general aggregate.

(iii) Workers’ compensation insurance in the amount required by applicable regulations and employers’ liability insurance covering all persons employed by Tenant in connection with any work done on or about the Premises, or, in lieu of such workers’ compensation insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the Commonwealth of Pennsylvania.

(iv) Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the equipment on or in the Premises, in an amount not less than $1,000,000.00 per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). Either such Boiler and Machinery policy or the All Risk policy required in clause (i) above shall include at least $1,000,000.00 per incidence for Off-Premises Service Interruption and $500,000 per incidence for Expediting Expenses.

(v) Business Income/Extra Expense Insurance for payments of Base Rent at limits sufficient to cover 100% of the Base Rent for a period of not less than twelve (12) months from time of loss.

(vi) During any period in which substantial Alterations (as hereinafter defined) at the Premises are being undertaken, builder’s risk insurance covering the total completed value with respect to the improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of the improvements, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the improvements being constructed, altered or repaired.

(vii) Such other insurance (or other or different terms with respect to any insurance required pursuant to this Section 9.1(a), including without limitation amounts of coverage, deductibles, form of mortgagee clause, insurer rating) on or in connection with any of the Premises as Landlord or the mortgagee under any Fee Mortgage may reasonably require, which at the time is usual and customarily obtained in connection with properties similar in type of building size, use and location to the Premises, as applicable; provided that the insurance requirements under this Article 9 shall not be adjusted more frequently than once in any give Lease Year.

(b) The insurance required by Section 9.1(a) above shall be written by companies having a rating from Best’s Insurance Reports of A-/IX or above or a long-term insurer financial strength rating of A- or better by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and its mortgagee under a Fee Mortgage in their sole, but reasonable, discretion. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall promptly obtain new or additional insurance reasonably satisfactory to Landlord.

(c) Tenant will use commercially reasonable efforts to provide that each insurance policy referred to in subsections (i), (ii), (iv), (v) and (vi) of Section 9.1(a) above shall contain standard non-contributory mortgagee clauses in favor of the mortgagee under any Fee Mortgage. In addition, Tenant will endeavor to cause its insurance company to provide that each policy required by any provision of Section 9.1(a) above, except subsection (iii) thereof, shall provide that such insurance company shall endeavor to give at least thirty (30) days advanced written notice to Landlord and/or the mortgagee under any Fee Mortgage prior to any cancellation, substantial modification or lapse on any renewal date.

(d) Tenant shall pay, or cause to be paid, as they become due all premiums for the insurance required by Section 9.1(a) above, shall renew or replace each policy and deliver to Landlord certificates of insurance evidencing such coverages. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on standard ACORD Form 28 (or its equivalent, or another commercially reasonable form provided by Tenant).

(e) Anything in this Section 9.1 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 9.1(a) above may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Section 9.1.

(f) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a casualty with that required in this Section 9.1 unless: (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein; and (ii) such separate insurance complies with the other provisions of this Section 9.1. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

(g) The proceeds of any insurance required under Section 9.1(a) above shall be payable as follows:

(i) proceeds payable under subsections (iii), (iv) and (v) of Section 9.1(a) and proceeds attributable to the general liability coverage under subsection (vi) of Section 9.1(a) shall be payable to the person entitled to receive such proceeds as set forth under the policy terms and conditions; and

(ii) proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) and proceeds of insurance required under subsection (vi) of Section 9.1(a) shall be payable to Landlord or the mortgagee under any Fee Mortgage and applied as set forth in Section 12 hereof. Such proceeds shall be immediately delivered to Landlord or the mortgagee under any Fee Mortgage, as applicable, if paid to Tenant.

(h) Tenant shall furnish Landlord with an appropriate certificate of the effectiveness and coverage of all polices of insurance required hereunder. In the event that Landlord shall at any time not be in possession of a certificate confirming the then current effectiveness of such insurance, Landlord may obtain such insurance and the premiums on such insurance shall be deemed Additional Rent payable on demand.

9.2 LANDLORD’S INSURANCE. From and after the Effective Date, Landlord covenants and agrees to provide or cause to be provided, at its expense, but subject to reimbursement by Tenant as set forth herein, and to keep or cause to be kept in force (i) an “All Risk” property policy (including without limitation from and after the Commencement Date rent loss coverage for a period of at least twelve (12) months) insuring the Premises (including without limitation any Alterations by Tenant of which Landlord has been given written notice by Tenant) against loss or damage by fire, theft, flood, earthquake (if available at a commercially reasonable premium in the applicable geographic insurance market), terrorism (if available at a commercially reasonable premium in the applicable geographic insurance market) and such other risks or hazards, in an amount not less than 100% of the replacement cost of the Premises (including without limitation any Alterations by Tenant of which Landlord has been given written notice by Tenant), subject to commercially reasonable deductibles (Tenant hereby acknowledging that a $100,000 deductible amount is commercially reasonable) during the construction of the Building and other Improvements and Tenant Improvements, such policy shall be an “All Risk” builder’s risk policy in an amount not less than total replacement cost of the Building and other Improvements and Tenant Improvements under construction (less the cost of such portions of the Building as are uninsurable under the policy, i.e., site preparation, grading, paving, parking lots, etc., excepting, however, foundations and other undersurface installations subject to collapse or damage by other insured perils), and including coverage for soft costs including interest expense and loss of rents and (ii) a Commercial General Liability Policy with a combined single limit for bodily injury (including death) or personal injury and property damage of $1,000,000 per occurrence and $2,000,000 general aggregate, subject to commercially reasonable deductibles (Tenant hereby acknowledging that Landlord does not currently use deductibles on commercial general liability policies, but that if Landlord elects to use deductibles, a $100,000 deductible amount is commercially reasonable) and a Commercial Umbrella or Excess Liability Insurance, written on an “occurrence basis”, including without limitation blanket contractual liability coverage, broad form property damage, independent contractor’s coverage and personal injury coverage, protecting Landlord with limits of not less than a combined single limit for bodily injury (including death) or personal injury or property damages of $10,000,000 per occurrence and $10,000,000 general aggregate, and naming Tenant as an additional insured. Within thirty (30) days following receipt of an invoice from Landlord therefor, Tenant shall pay to Landlord, as Additional Rent, the amount of all premiums paid by Landlord for such insurance policies. Prior to the time such insurance is first required to be carried by Landlord and thereafter, prior to the expiration date of any such policy, Landlord agrees to deliver to Tenant certificates evidencing such insurance coverage. Said certificate(s)

shall be on a form(s) acceptable to Tenant, in its reasonable judgment, and shall contain an endorsement that the insurer will endeavor to provide thirty (30) days’ written notice to Tenant before the cancellation of, material change to, lapse or reduction in coverage under such insurance. All such policies shall be written by companies having a rating from Best’s Insurance Reports of not less than A-/IX or a long-term insurer financial strength rating of A- or better by Standard & Poor’s Rating Services, and reasonably satisfactory to Tenant. All policies shall provide the interest of Tenant shall not be invalidated because of any breach or violation of any warranties, representations, declarations or conditions contained in the policies. All property insurance policies must contain a waiver of subrogation of claims against Tenant and/or Tenant’s insurer. Notwithstanding anything to the contrary contained in the Lease, the carrying of insurance by Landlord hereunder shall not modify, reduce, limit or impair Landlord’s obligations and liabilities under this Lease.

9.3 Notwithstanding anything to the contrary contained herein, from and after the Contraction Effective Date, Tenant shall not be responsible for purchasing the insurance required under Section 9.1(a)(iv) and Landlord shall thereafter be responsible to purchase such insurance and Tenant’s liability for the cost of the premiums for such insurance and the premiums for Landlord’s insurance under Section 9.2 (all of which shall be paid by Tenant as Additional Rent) shall be limited to Tenant’s proportionate share thereof, and Tenant shall be credited and/or reimbursed by Landlord with any payment of insurance premiums for such insurance paid in advance by Tenant for the period after the Contraction Effective Date.

10. ALTERATIONS AND IMPROVEMENTS.

10.1 LANDLORD IMPROVEMENTS. Landlord shall construct the Building and Improvements and the Tenant Improvements and improve the Premises, in accordance with the provisions of this Lease, including the terms and provisions of the Work Letter. All improvements made by Landlord, including without limitation all Improvements and Tenant Improvements, shall at once become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease; provided, Tenant may repair, replace and/or eliminate any Tenant Improvements and other items to be maintained by Tenant hereunder, but subject to the terms of Section 10.2 below, as applicable. Notwithstanding anything to the contrary contained in this Lease, all of Tenant’s trade fixtures, personal property or communications equipment and any Generator installed by Tenant in accordance with Section 21.3 shall remain the property of Tenant and shall not be deemed the property of Landlord. Within fifteen (15) business days after the date of Substantial Completion of all the Building, the other Improvements and all the Tenant Improvements, LLI/IKM, in consultation with and at the direction of Tenant’s Representative and Landlord’s Representative (as those terms are defined in the Work Letter), in accordance with the Work Letter shall compile the Punch List for the Building and other Improvements and Tenant Improvements, which shall be corrected or completed by Landlord in accordance with the Work Letter.

10.2 TENANT ALTERATIONS. Except as otherwise set forth herein, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises (collectively, an “Alteration”), without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary set forth above or elsewhere in this Lease, Tenant shall be permitted to perform Permitted Alterations (with a contractor designated by Tenant and approved by Landlord in writing, which approval shall not be unreasonably withheld, delayed or conditioned) to the interior of the Building. The following Alterations are referred to as “Permitted Alterations”: any Alteration which (a) is non-structural, including, but not limited to, any which are primarily cosmetic in nature; (b) does not cause any violation of and do not require any change in any certificate of occupancy applicable to the Premises or any portion thereof; (c) does not materially affect the functioning of the mechanical utilities, systems or equipment of the Building or other Improvement; (d) does not exceed $100,000 in any one instance (for purposes of this provision, a series of related alterations shall be aggregated together for purposes of determining whether such $100,000 threshold is exceeded); (e) does not in any way involve or affect the exterior of the Building; (f) does not in any way involve or affect the structure of the Improvements; (g) does not reduce in any respect the value of the Buildings (other than a de minimis reduction), the other Improvements or the Premises; (h) is made with due diligence, in a good and workmanlike manner, and in compliance with all Laws; and (i) is promptly and fully paid for by Tenant. Tenant shall give Landlord prior notice of any Permitted Alteration, but the prior written consent of Landlord to any Permitted Alteration shall not be required. All Alterations made by Tenant (excluding moveable equipment, furniture or trade fixtures of Tenant) shall at once become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease unless Landlord elects by notice to Tenant at the time of granting consent; provided, however, that if Tenant fails to obtain such consent, Landlord may elect by notice to Tenant at any time thereafter (or, with respect to Permitted Alterations, unless Landlord elects by notice to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s prior notice of the applicable Permitted Alterations, provided, however, that if such prior notice is not given by Tenant, Landlord may elect by notice to Tenant at any time thereafter) to have Tenant remove such Alteration on or before the expiration or earlier termination of this Lease, and repair any damage caused thereby in order to restore the Premises to substantially the condition as existed prior to the making of such Alteration, normal wear and tear and casualty damage excepted, and all costs of removal and repair to be borne by Tenant. Tenant shall be responsible for obtaining, at its cost, all permits required as to any Alteration; Landlord agrees to cooperate with Tenant, at Tenant’s cost, in obtaining all such permits. Tenant shall provide a copy of such permits to Landlord prior to starting work. Upon completion of any Alteration involving the construction or relocation of walls or partitions, Tenant shall deliver to Landlord a copy of the as-built plans or drawings with respect to such Alterations, as well as, if any, copies of operation and maintenance manuals for any non-moveable equipment installed in the Premises. Subject to the terms and conditions of the Declaration, Tenant may also perform landscaping and other exterior work not made to the Building without the consent of Landlord being required. Tenant shall not do or permit to be done any act which results in a lien being filed against the Premises or Property; if a lien so results, Tenant shall cause the same to be removed or bonded over within thirty (30) business days after written notice to Tenant of the filing thereof. Tenant shall have no authority, express or implied, to create any lien, charge or encumbrance upon the interest of Landlord in the Premises or Property.

11. CASUALTY.

11.1 OPTION TO TERMINATE. If the Building, the Premises or any portion thereof are materially damaged by fire or any other casualty, Landlord will provide to Tenant with reasonable diligence, but in no event more than sixty (60) days after the occurrence of the fire or other casualty, an estimate from a construction professional (together with Landlord’s agreement thereto) of the time necessary to repair and restore the Premises to substantially the same condition as existed immediately prior to such casualty (the “Construction Estimate”). If the Construction Estimate states that the Premises cannot be so restored within two hundred seventy (270) days following the date of such casualty, Tenant may terminate this Lease by providing written notice of its election to do so to Landlord within twenty (20) business days after the date upon which the Construction Estimate is provided to Tenant by Landlord. If the Lease is so terminated, the termination will be effective as of the date of the casualty (or such later date that Tenant shall cease operations in the Premises), and any Rent paid for any period beyond such date shall be refunded to Tenant (and/or apportioned, if applicable as a result of use of a portion of the Premises by Tenant after the fire or casualty). If Tenant fails to notify Landlord of its desire to terminate this Lease within such twenty (20) business day period, Tenant shall be deemed to have waived its right to terminate this Lease under this Section 11.1.

If the Premises or any material portion of the Buildings is destroyed or materially damaged by fire or other casualty at any time during the last twenty four (24) months of the Term, then Landlord and Tenant shall each have the right independent of the other to terminate this Lease by giving written notice to the other within sixty (60) days after the date of such destruction; provided, if Tenant exercises an option to extend the term of this Lease within thirty (30) days after receipt of Landlord’s notice of termination, Landlord’s notice of termination will be null and void, but subject to the terms of Section 5.2 hereof regarding the setting of the Market Rate Rent during such Extension Term and the right of Tenant to rescind such election thereunder.

In the event of termination of this Lease pursuant to this Section 11.1, then all Rent shall be apportioned and paid to the date on which possession is relinquished or the date of such damage, whichever last occurs; in the event this Lease is not terminated hereunder, Landlord shall promptly commence and complete the required repair and restoration. Tenant shall give prompt notice to Landlord in case of fire or casualty in the Leased Premises.

11.2 RESTORATION. If this Lease is not terminated as provided at Section 11.1 above, then the Premises will, as soon as reasonably possible, be repaired and/or rebuilt by Landlord in good workmanlike manner, so that the restored Premises are completed within the time period set forth for completion in the Construction Estimate, and such restored Premises are substantially similar to the condition immediately prior to such casualty. Except for actual physical damage to property caused by (a) a default by Landlord hereunder or (b) the willful misconduct or gross negligence of Landlord, or a Landlord Party, or their respective agents, employees or contractors, Landlord shall have no liability to Tenant for inconvenience, loss of business, or annoyance arising from any loss by fire or other casualty or by any repair of any portion of the Premises or the Building. Rent shall equitably abate, based on the square footage of the area not suitable for Tenant’s business needs on account of such damage or destruction, pending completion of all repair and reconstruction work contemplated under this Section 11.2. In the event of any such damage or destruction, and regardless of whether or not this Lease is terminated on account thereof, Tenant shall pay to Landlord an amount equal to the deductible under Landlord’s insurance obtained pursuant to Section 9.2 above but in no event more than the commercially reasonable deductible of $100,000 set forth in Section 9.2 above. Landlord shall cause all proceeds of the insurance required of Landlord under Section 9.2 above and the deductible amount paid by Tenant to be made available for the repair and restoration of the Premises; provided however that so long as Landlord’s insurance deductible is not more than $100,000 and the casualty was not the result of a default by Landlord hereunder or as a result of the willful misconduct or gross negligence of Landlord, or a Landlord Party, or their respective agents, employees or contractors, notwithstanding anything to the contrary set forth herein, in no event shall Landlord be obligated to expend for such repair/replacement an amount in excess of the actual insurance proceeds recovered by Landlord, together with the reasonable deductible to be paid to Landlord by Tenant hereunder or assigned to Landlord as a result of such casualty. Landlord’s obligation to restore shall be limited to the improvements that were in place as of the Commencement Date and any other alterations or improvements made by Landlord, including the Tenant Improvements and any item previously repaired or replaced by Tenant the Qualified Capital Expenses of which repair or replacement were to be paid in part by Landlord pursuant to Section 8.2(c) above; in no event shall Landlord be obligated to restore any improvements which were installed by Tenant (other than any item previously repaired or replaced by Tenant the Qualified Capital Expenses of which repair or replacement were to be paid in part by Landlord pursuant to Section 8.2(c) above), unless such improvements were covered by the insurance obtained pursuant to Section 9.2, and then only to the extent of available insurance proceeds attributable thereto (unless insurance is unavailable as a result of the acts or omission of Landlord, a Landlord Party or their respective agents, employees or contractors).

If Landlord shall not have restored the Premises within the two hundred seventy (270) day period set forth at Section 11.1 above, Tenant may terminate this Lease, provided that Tenant shall have given Landlord notice of such termination after the expiration of such period and Landlord shall not have completed the restoration within thirty (30) days following the delivery of such notice, and provided further that Tenant shall not have the right to so terminate this Lease if the damage or destruction is caused by the willful misconduct or negligence of Tenant, or any Tenant Permittee.

11.3 ABATEMENT OF RENT. In the event of a casualty to the Premises, except as otherwise provided in this Section 11, the Rent shall abate equitably in proportion to the portion of the entire Premises that is rendered untenantable by reason of fire or other casualty pending, if applicable, the termination of this Lease as a result of such casualty. Notwithstanding the foregoing, there shall be no abatement of Base Rent by reason of any portion of the Premises being unusable or inaccessible for a period equal to three (3) consecutive days or less. Landlord shall use reasonable discretion as to the extent of the untenantability of the Premises and of the time required for the repair and rebuilding of the same and no such damage or untenantability shall be deemed either an actual or constructive eviction or result in any abatement of rent, except as expressly provided in this Section 11.

11.4 TENANT’S ACTS. If any casualty occurs as a result of the gross negligence or the intentional acts of Tenant or Tenant’s Permittees, and the proceeds of insurance which are actually received by Landlord are not sufficient to pay for the repair of all of the damage caused by said casualty, Tenant shall pay to Landlord, upon demand as Additional Rent, the difference between the cost of repairing the damage and the insurance proceeds actually received by Landlord.

11.5 TENANT’S PROPERTY. Except if caused by a default hereunder by Landlord or the gross negligence or intentional wrongful acts or omission of Landlord, its agents, employees or contractors, Landlord, from and after the Commencement Date, shall not be liable to Tenant or Tenant’s Permittees for loss or damage to merchandise, tenant improvements (including, without limitation, those improvements comprising the Tenant Improvements, Alterations not otherwise to be repaired by Landlord, fixtures, automobiles, furniture, equipment, computers, files or other personal property (hereinafter collectively “Tenant’s Property”) located at the Premises. Except as otherwise hereunder to be repaired or restored by Landlord, Tenant shall repair or replace all of Tenant’s Property at Tenant’s sole cost and expense. Tenant acknowledges that it is Tenant’s sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant’s Property.

11.6 WAIVER OF SUBROGATION. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claim, action or cause of action, against each other, their partners, agents, officers, directors and employees, for any loss or damage that may occur to the Premises or any portion thereof, or personal property within the Premises or any portion thereof, which is covered by valid and collectible property insurance in effect at the time of such loss or damage or would have been covered by the property insurance policies required to be carried by Landlord or Tenant hereunder, regardless of cause or origin, including negligence of Landlord or Tenant and their partners, agents, officers and employees. Landlord and Tenant acknowledge that the waivers and releases set forth in this section are intended to result in any loss or damage which is covered by property insurance being borne by the insurance carrier of Landlord or Tenant, as the case may be, or by the party having the insurable interest if such loss is not covered by property insurance and this Lease required such party to maintain property insurance to cover such loss. In furtherance thereof, all property insurance policies provided pursuant to Sections 9.1 and 9.2 above shall include waiver of subrogation clauses.

12. CONDEMNATION.

12.1 TOTAL CONDEMNATION. In the event that a material portion of the Premises shall be permanently taken or condemned for any public or quasi-public use or purpose by a competent authority in expropriation proceedings, or by any right of eminent domain, or conveyed to such competent authority in lieu of such taking or condemnation, or the use or occupancy of the Premises or any portion thereof shall be temporarily so transferred with the expectation of such authority that such temporary transfer of use or occupancy shall continue beyond ninety (90) days or the scheduled expiration date of the Term (any of such transfers hereinafter called a “Permanent Taking”), then, if such Taking shall involve the entire Premises or such portion of the Premises as shall prevent in Tenant’s reasonable judgment the reasonable use of a substantial portion of the Premises (any of such takings hereinafter called a “Total Permanent Taking”), then Tenant may elect to terminate this Lease by Notice to Landlord given not later than ninety (90) days after notice of such Total Permanent Taking. If this Lease shall be so terminated, then Rent and Tenant’s other obligations under this Lease shall cease as of the time of such Total Permanent Taking or such later date that Tenant shall have surrendered the Premises in the manner required by this Lease.

12.2 PARTIAL CONDEMNATION. If a Permanent Taking shall involve only a portion of the Premises or otherwise does not constitute a Total Permanent Taking (any of such takings hereinafter called a “Partial Permanent Taking”), then (i) this Lease shall continue as to that portion of the Premises remaining after such Partial Permanent Taking, (ii) the Rent and other obligations of Tenant under this Lease shall abate equitably as a result of such Partial Permanent Taking and (iii) Landlord shall promptly restore the Premises including the Tenant Improvements hereunder to the extent feasible given such Partial Permanent Taking, and in accordance with all Requirements, as nearly as possible to its value, condition, character, utility and useful life that existed immediately prior to such Partial Permanent Taking. If Landlord, subject to Force Majeure and subject to delays caused by Tenant, does not promptly commence and thereafter diligently pursue the restoration of the Premises as required in this Section 12.2, and substantially complete such restoration no later than one hundred twenty (120) days after the taking, Tenant may either (i) terminate this Lease at any time thereafter prior to the date such restoration is substantially completed upon not less than thirty (30) days notice to Landlord; provided, if Landlord completes the restoration within thirty (30) days after Tenant’s notice, subject to Force Majeure and subject to delays caused by Tenant, such termination exercise by Tenant will be deemed null and void and this Lease shall continue in effect as if such right of termination had not been exercised or (ii) perform such repairs at Landlord’s costs and deduct the cost thereof, together with interest thereon at the Default Rate, from any Rent payable hereunder.

12.3 TEMPORARY TAKING. In the event that, other than as part of a Permanent Taking, the use or occupancy of the Premises or any portion thereof shall be temporarily taken or condemned (other than a temporary taking constituting a Permanent Taking) for any public or quasi-public use or purpose by a competent authority in expropriation proceedings, or by any right of eminent domain, or the use or occupancy thereof temporarily transferred to such competent authority in lieu of such taking or condemnation (any of such transfers hereinafter called a “Temporary Taking”), then this Lease shall continue for the balance of the Term as to that portion of the Premises not subject to such Temporary Taking and, after the cessation of such Temporary Taking, the Lease Term shall again also apply to the portion of the Premises which shall have been subject to such Temporary Taking. All obligations of Tenant under this Lease, with reference to such portions of the Premises subject to the Temporary Taking shall cease and abate during such Temporary Taking, including but not limited to Rent which shall be proportionately abated during such Temporary Taking Period.

12.4 AWARDS. Landlord shall solely be entitled to claim and receive for its own benefit any award as a result of a Permanent Taking or payment in lieu thereof, provided that Tenant shall be entitled to claim and receive a separate award or payment in lieu thereof for compensation for loss of, or injury to, the business carried on in the Premises, Tenant’s relocation expense including the cost of removal of Tenant’s trade fixtures and personal property, and for the unamortized cost of leasehold improvements, and for any other compensation to which Tenant is entitled under the law. Tenant shall be entitled to receive any award granted as a result of a Temporary Taking (provided that, if an Event of Default shall then exist, Landlord shall be entitled to receive directly from the Taking authority and to retain the same as security for Tenant’s obligations under this Lease and to apply the same toward any Rent or any other sums which may be owed by Tenant). At such time as such Event of Default shall be cured and no other Events of Default shall exist, Landlord shall pay over such award, less any portion thereof applied as herein provided, to Tenant.

13. ASSIGNMENT AND SUBLETTING.

13.1 LANDLORD’S CONSENT REQUIRED. Except as otherwise permitted hereunder, Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, license, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (hereinafter collectively a “Transfer”), without Landlord’s prior written consent, which consent may not be unreasonably withheld or conditioned or delayed. Landlord shall respond to Tenant’s written request for consent hereunder within fifteen (15) days after Landlord’s receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute a material Event of Default by Tenant pursuant to this Lease. Tenant’s written request for Landlord’s consent shall include, and Landlord’s fifteen (15) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information, to the extent reasonably available to Tenant: (a) financial statements for the proposed assignee or subtenant for the past three (3) years, prepared in accordance with generally accepted accounting principles; (b) a TRW credit report or similar report on the proposed assignee or subtenant; (c) a detailed description of the business the assignee or subtenant intends to operate at the Premises; (d) the proposed effective date of the assignment or sublease; (e) a copy of the proposed sublease or assignment agreement which includes all of the terms and conditions of the proposed assignment or sublease; (f) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant; and (g) a detailed description of any Alterations the proposed assignee or subtenant desires to make to the Premises; provided, if the items required under subsections (e), (f) and/or (g) are not reasonably available at the time of such request for consent, Landlord agrees to consider such request without such items and Tenant agrees to provide such items at such later time(s) as such items shall be available to it. If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (a) or (b) of the previous sentence has been provided with respect to each proposed guarantor. A “Transfer” shall also include the transfer: (a) if Tenant is a corporation, and Tenant’s stock is not publicly traded over a recognized securities exchange, of more than fifty percent (50%) of the voting stock of such corporation during the Term (whether or not in one or more transfers) (not including a transfer of voting stock in connection with a public stock offering), or the dissolution, merger or liquidation of the corporation; or (b) if Tenant is a partnership, limited liability company, limited liability partnership or other entity, of more than fifty percent (50%) of the profit and loss participation in such partnership or entity during the Term (whether or not in one or more transfers) or the dissolution, merger or liquidation of the partnership, limited liability company, limited liability partnership or other entity. Notwithstanding the foregoing to the contrary, the transfer of stock which is publicly traded on a nationally or internationally recognized stock exchange, whether of Tenant, or any entity controlled directly or indirectly controlling Tenant, or of any other corporation whose securities are publicly traded on a nationally or internationally recognized securities exchange (including the NASDAQ over-the-counter market), shall not be deemed an assignment and shall not result in an assignment being caused, regardless of whether “controlling interest” is transferred. Tenant’s sole remedy in the event that Landlord shall wrongfully withhold consent to or disapprove any assignment or sublease shall be to obtain an order by a court of competent jurisdiction that Landlord grant such consent, and in no event shall Landlord be liable for damages with respect to its granting or withholding consent to any proposed assignment or sublease.

13.2 STANDARD FOR APPROVAL. Tenant acknowledges and agrees that each requirement, term and condition in this Section 13 is a reasonable requirement, term or condition, and that it shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 13 is not complied with or: (a) the Transfer would cause Landlord to be in violation of its obligations under any other agreement to which Landlord is a party; (b) in Landlord’s reasonable judgment, a proposed assignee is not able financially to pay the rents due under this Lease as and when they are due and payable; (c) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease or other agreement, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions which Landlord may deem necessary in its reasonable and good faith judgment; (d) the use of the Premises by the proposed assignee or subtenant will not be a use permitted by this Lease; (e) an Event of Default by Tenant then exists, as defined at Section 14 hereof; (f) if requested by Landlord, the assignee or subtenant refuses to sign a non-disturbance and attornment agreement in favor of Landlord’s lender (containing terms substantially similar in all material respects with the form of non-disturbance and attornment agreement signed by Tenant, if any, with such lender); (g) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; or (h) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency.

13.3 ADDITIONAL TERMS AND CONDITIONS. The following terms and conditions shall be applicable to any Transfer:

(a) Any assignment of this Lease or sublease of the Premises shall be subject to all of the terms of this Lease, and any such assignee shall be deemed to have assumed for the benefit of Landlord all obligations of Tenant under this Lease which shall first arise from and after such assignment, provided that: (i) any Event of Default under this Lease that shall continue after the date of any such assignment, such as a violation of any provision of this Lease relating to use, maintenance, repair, alterations, insurance, condemnation or laws, shall in all events be assumed and shall be deemed to have been assumed by, such assignee; and (ii) any obligation not so assumed by any such assignee shall nevertheless be the basis of an Event of Default, entitling Landlord to the exercise of all rights and remedies under this Lease or otherwise available a law or in equity against such assignee as Tenant, including the right to terminate this Lease and cure such Event of Default at the expense of such assignee as Tenant. Landlord agrees, upon request of Tenant, to provide an estoppel certificate to Tenant and any proposed assignee or subtenant;

(b) Unless otherwise released by Landlord, no assignment of this Lease or subletting of the Leased Premises shall relieve any assignor or sublessor or any prior Tenant from any obligations of Tenant under this Lease, whether such obligations shall have arisen prior to or after such assignment or subletting; provided however that, to the extent applicable, in the event that the lender under the then existing first lien Fee Mortgage, if any, determines, in its reasonable discretion, that any such assignee maintains a credit rating that is equal to or stronger than Tenant’s as of the date of such assignment, Tenant shall be relieved of all obligations under this Lease arising following the effective date of such assignment;

(c) The acceptance of Rent shall not constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 13;

(d) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by any assignee or subtenant;

(e) In the event of any Event of Default under this Lease, unless released from liability hereunder, Landlord may proceed directly against Tenant, or anyone else responsible for the performance of this Lease, including any subtenant or assignee or guarantor thereof, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord;

(f) Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgment that no Event of Default then exists under this Lease, nor shall such consent be deemed a waiver of any then-existing Event of Default;

(g) The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false (with the knowledge of Tenant), shall, at Landlord’s election, render Landlord’s consent null and void;

(h) Landlord shall not be liable under this Lease or under any sublease to any subtenant; and

(i) No assignment or sublease may be modified or amended in any material respect without Landlord’s prior written consent;

13.4 ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO SUBLETTING. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until an Event of Default shall occur in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that an Event of Default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such Event of Default exists and notwithstanding any notice or claim from Tenant to the contrary. Nothing herein, however, releases Landlord from any liability to Tenant arising from an improper exercise of the rights granted Landlord hereunder.

(b) In the Event of Default by Tenant in the performance of its obligations under this Lease and the termination of this Lease as a result of such Event of Default, Landlord, at its option and without any obligation to do so, may thereafter require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior Events of Defaults of Tenant under such sublease unless and to extent delivered to Landlord by Tenant.

13.5 LANDLORD’S EXPENSES. In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall reimburse Landlord for all of Landlord’s reasonable costs and expenses incurred in connection therewith, including reasonable out-of-pocket attorneys’ fees and costs, not to exceed Five Thousand Dollars ($5,000.00).

13.6 PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to assign this Lease or sublease all or a portion of the Premises or make any other Transfer, without Landlord’s consent and without the requirement of Tenant to pay Landlord’s expenses under Section 13.5 above, to:

(i) Any other corporation or other entity (each, an “Affiliate”) which is controlled, directly or indirectly, by or under common control with, Tenant; or

(ii) if not otherwise covered by the foregoing clause (i), to any successor to Tenant, or any direct or indirect parent, subsidiary or other Affiliate of Tenant, by merger, consolidation, joint venture or other reorganization of ownership;

(iii) an unrelated corporation or entity (A) that acquires all or substantially all of Tenant’s assets, and (B) either (x) has a Net Worth immediately following such Transfer that is at least equal to the Net Worth (immediately prior to such Transfer) of Tenant, or (y) has a long-term issue credit rating, immediately upon the occurrence of the Transfer, of BBB- or better according to Standard & Poors, and such Transfer is not entered into as a subterfuge to avoid the restrictions relating to assignments set forth in this Lease or as part of a stepped transaction that has the effect of avoiding the restrictions relating to assignments set forth in this Lease; or

(iv) in addition to the above (i) through (iii), a sublease or other right to occupy of up to an aggregate of thirty-three and 1/3 percent (33-1/3%) of the Premises, to an entity or entities with whom Tenant has an ongoing business relationship with or without any written agreement, letter agreement, license agreement or sublease agreement.

Each such transaction described in the foregoing clauses (i) through (iv) and in the grammatical paragraph below (each such transaction, a “Permitted Transfer”, and each such party, a “Permitted Transferee”) shall not be deemed a Transfer, and with respect to each such Permitted Transfer: (A) Tenant shall notify Landlord of such transaction within 30 days after such occurrence, and (B) except for Permitted Transfers under subsection (iv) above, any such Permitted Transferee shall assume all of Tenant’s obligations hereunder.

13.7 EXCESS RENTALS. One-half (1/2) of any sums or other economic consideration, whether direct or indirect, received by Tenant as a result of any subletting or assignment authorized pursuant to this Section 13 (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements, other than building standard tenant improvements, made to the sublet portion of the Premises by Tenant for subtenant), whether denominated rentals under the sublease or assignment or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease or assignment) shall be payable to Landlord as Additional Rent under the terms of this Lease, without affecting or reducing any other obligation of Tenant hereunder. For the purposes of this Section 13.7, Landlord shall not claim or be entitled to any portion of the consideration paid to Tenant as a part of a Permitted Transfer, including, but not limited to, any consideration paid for a sale of Tenant’s assets or a controlling interest in or to Tenant (i.e. a sale of shares in Tenant).

14. DEFAULT; REMEDIES.

14.1 DEFAULT BY TENANT. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events shall, after the expiration of any applicable notice and grace period without correction thereof, be deemed an “Event of Default” by Tenant under this Lease, and that said Event of Default shall give Landlord the right to exercise its remedies as described at Section 14.2 below.

(a) Tenant’s failure to make any payment of Base Rent or any other payment of Additional Rent required to be made by Tenant to Landlord hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, however, that if Landlord shall have given such notice twice in the then immediately preceding twelve (12)-month period, then no notice shall be required pursuant to this Section 14.1(a);

(b) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced at Section 14.1(a) above), where such failure shall continue for a period of fifteen (15) business days after written notice thereof from Landlord to Tenant; provided, however, that if such failure is of a type that is not curable by Tenant within said fifteen (15) business days after notice thereof, then such fifteen (15) business day period shall be extended for such additional period that may be reasonably required to effect such cure so long as Tenant, promptly after such notice, shall commence such cure and continuously and diligently proceed to cure such failure; for purposes hereof a “business day” is any day except a Saturday, Sunday or legal holiday in the United States.

(c)(i) The making by Tenant of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days; or (v) the insolvency of Tenant. In the event that any provision of this Section 14.1(c) is unenforceable under applicable law, such provision shall be of no force or effect; and/or

(d) If Tenant is a corporation, partnership, limited liability company or similar entity, the voluntary dissolution or liquidation of Tenant, except in connection with a Permitted Transfer hereunder.

14.2 REMEDIES.

(a) In the event of any Event of Default by Tenant as set forth at Section 14.1 above, at any time thereafter and so long as the Event of Default is continuing, with or without notice or demand (other than the notices expressly set forth in Section 14.1), and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Event of Default:

(i) Landlord may perform for the account of Tenant any such Event of Default of Tenant and recover as Additional Rent any reasonable expenditure reasonably made by Landlord to cure such Event of Default, together with interest thereon at the Default Rate from the date of such expenditure;

(ii) Landlord may accelerate all Base Rent due for the balance of the Term of this Lease, and declare the then present value of the same (based on a factor equal to six percent (6%) per annum) to be immediately due and payable; provided, nothing herein shall limit the right of Tenant to terminate the Lease and/or contract is Premises pursuant to the terms of Sections 3.4 and 2.5 of this Lease, whether before or after an Event of Default;

(iii) Landlord, at its option, may serve notice upon Tenant that this Lease and the then unexpired Term shall cease and expire and become absolutely void on the date specified in such notice, to be not less than five (5) days after the date of such notice without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken; and thereupon, at the expiration of the time limit in such notice, this Lease and the Term hereof, as well as the right, title and interest of the Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein granted for expiration of the Term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Premises, and Landlord may enter into and repossess the Premises by summary proceedings, detainer, ejectment or otherwise and remove all occupants thereof and, at Landlord’s option, any property thereon without being liable to indictment, prosecution or damages therefor. Except as otherwise required by applicable law or the terms of this Lease, no such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease, whether or not the Premises shall be relet;

(iv) Subject to Section 14.2(e) hereof, Landlord may re-enter and repossess the Premises and any part thereof and attempt in its own name, as agent for Tenant if this Lease shall not be terminated, or in its own behalf if this Lease shall be terminated, to relet all or any part of such Premises for and upon such terms and to such person, firms or corporations and for such period or periods as Landlord, in its sole discretion, shall determine, including any period beyond the termination of this Lease; and subject to Landlord’s obligation hereunder to mitigate damage pursuant to Section 14.2(e), Landlord shall not be required to accept any lessee offered by Tenant or observe any instruction given by Tenant about such reletting or to the mitigation of damages. The words “reenter”, “reentry” and “reentered” as used in this Lease are not restricted to their technical legal meanings. For the purpose of such re-letting, Landlord may make repairs, changes, alterations or additions in or to the Premises to the extent deemed by Landlord, in its reasonable judgment, necessary to place the Premises in such condition as is required pursuant to Section 16.1 hereof, and the reasonable cost of such repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Additional Rent hereunder, as well as any reasonable brokerage and legal fees expended by Landlord in connection with this Section 14.2(a)(iv); and any sums collected by Landlord from any new lessee obtained on account of the Tenant shall be credited against the balance of the Rent due from Tenant hereunder as aforesaid. Tenant shall pay to Landlord monthly, on the days when the Rent would have been payable under this Lease, the amount due hereunder less the amount obtained by Landlord from such new lessee, or at Landlord’s option, Landlord may elect to accelerate the amount due under this Lease pursuant to Section 14.2(a)(ii) and declare said amounts immediately due and payable upon demand but discounted to the present value thereof in accordance with the terms of Section 14.2(a)(ii) above;

(v) Landlord may collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease;

(vi) Landlord may pursue any other remedy, at law or in equity, now or hereafter available to Landlord under the laws or judicial decisions of the Commonwealth of Pennsylvania; and

(vii) Tenant shall pay all of Landlord’s reasonable costs and expenses, including without limitation all reasonable attorneys’ fees and expenses and court costs, incurred in connection with any Event of Default, including any reasonable costs of enforcement.

(b) In the event of any termination of this Lease by Landlord following any Event of Default set forth in Section 14.1 hereof or under any eviction or other proceeding or action or any provision of law, or in the event that Landlord shall re-enter the Premises under the provisions of this Section 14.2, Tenant shall pay to Landlord all items of Base Rent and Additional Rent required to be paid by Tenant hereunder up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, and thereafter shall pay to Landlord as damages for loss of its bargain, and not as a penalty, at the election of Landlord, either:

(i) a sum which at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any, of: (A) the aggregate of the installments of Base Rent which would have been payable hereunder by Tenant, had this Lease not so terminated or had Landlord not reentered the Premises, for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date set forth for the expiration of the then remaining Term of this Lease (including only the Initial Term and such Extension Terms as may have then been exercised by Tenant, but excluding to the extent the option to terminate is still available to Tenant, any rental for the period after the date at which Tenant may terminate this Lease pursuant to Section 3.4 above, over (B) the aggregate rental value of the Premises (inclusive the items set forth in the definition of Market Rate) for the same period, provided that in no event shall the aggregate rental value of the Premises for such period be deemed to exceed the sum of the Base Rent for such period (the amounts of each of clauses (A) and (B) being first discounted to present value at an annual rate of six (6%) percent, plus, if and to the extent the Termination Option has not expired, the Termination Fee that would otherwise be payable (and has not yet been paid) following exercise of such Termination Option but such sum being discounted to present value to the Termination Effective Date at an annual rate of six percent (6%) per annum; or

(ii) subject to Section 14.2(e) hereof, sums equal to the aggregate of the installments of Base Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the date set forth for the expiration of the then remaining Term of this Lease (including only the Initial Term and such Extension Terms as may have then been exercised by Tenant, but excluding to the extent the option to terminate is still available to Tenant, any rental for the period after the date at which Tenant may terminate this Lease pursuant to Section 3.4 above, plus, if and to the extent the Termination Option has not expired, the Termination Fee that would otherwise be payable (and has not yet been paid) following exercise of such Termination Option but such sum being discounted to present value to the Termination Effective Date at an annual rate of six percent (6%) per annum); provided, however, that if Landlord shall relet the Premises during said period, then Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the reasonable expenses incurred or paid by Landlord in terminating this Lease and of reentering the Premises and of securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the reasonable expenses of reletting, including repairing, restoring and improving the Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees, and all other similar or dissimilar expenses chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining Term of this Lease; provided further, that (A) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (B) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (ii) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (C) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining Term of this Lease, the expenses of reletting shall be apportioned based on the respective periods.

(c) No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term of the Lease or by reason of Tenant’s occupancy of the Premises.

(d) If Tenant abandons or vacates the Premises and subsequently fails to pay Rent as and when due, Landlord may re-enter the Premises, and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its Event of Default under this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to: (i) accept a surrender of the Premises; and (ii) relieve Tenant of liability under the Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.

(e) If Landlord terminates this Lease or Tenant’s right to possession, or elects to accelerates the Rent , Landlord shall have a duty to mitigate Landlord’s damages; provided, however, that: (i) Landlord shall be required only to use commercially reasonable efforts to mitigate and otherwise to relet the Premises, in recognition that the value of the Building depends on the use being made thereof, rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on such tenant’s proposed use of the Premises, an offer of rentals below the rates provided in this Lease or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages; and (ii) Tenant agrees that Landlord’s damages shall not have been mitigated by virtue of Landlord any leasing of any property of Landlord or any affiliate of Landlord other than the Premises, Tenant hereby acknowledging that Landlord and such affiliate shall be entitled to lease any other property without any obligation first to attempt to relet the Premises and without any right of Tenant to a defense, right of set-off, reduction in damages or any other relief based on any lease of any other property.

(f) In the event of any termination of this Lease by Landlord following any Event of Default, Tenant’s obligations under the Lease for the payment of Base Rent and Additional Rent shall cease and determine as of the date of such termination, provided that Tenant shall nevertheless remain liable, notwithstanding such termination, for the amounts payable to Landlord pursuant to this Section 14.2. Tenant acknowledges that Landlord’s pecuniary loss for breach of this Lease by Tenant is not susceptible of precise ascertainment, and that the measure of damages set forth in this Lease is a reasonable approximation of Landlord’s actual damages, and not a penalty.

14.3 LATE CHARGES. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any Fee Mortgage encumbering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord within ten (10) days after Landlord gives Tenant written notice that such amount shall be due, then, without any requirement for notice or demand to Tenant, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such overdue amount, but in no event more than the amount required to reimburse the Landlord for any late charges or interest paid to its lender which directly results from the delinquent payment by Tenant of any such sums payable hereunder. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s Event of Default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, including the assessment of interest under Section 14.5 below.

14.4 INTEREST ON PAST DUE OBLIGATIONS. Any Rent or other sum payable under this Lease and which is not paid within ten (l 0) days after written notice that the same is then due and payable shall bear interest at the rate per annum equal to the lesser of (a) the Default Rate, or (b) the highest rate permitted by law. Such rate of interest shall apply irrespective of whether judgment may have been entered therefore, and payment of such interest shall not excuse or cure any Event of Default by Tenant under this Lease; provided, interest shall not be payable on late charges incurred by Tenant nor on amounts upon which late charges are paid by Tenant.

14.5 DEFAULT BY LANDLORD; TENANT’S REMEDIES. A “Landlord Default” shall be deemed to have occurred: (i) if Landlord shall fail to pay, when due, any sums due Tenant from Landlord hereunder (including any interest due hereunder) and such failure is not cured within fifteen (15) business days after written notice to Landlord and to the holder of any first lien Fee Mortgage encumbering the Premises whose name and address shall have been theretofor furnished to Tenant in writing (“Mortgagee”) from Tenant; or (ii) if Landlord shall fail to perform any of the other covenants, terms or provisions of this Lease and such failure is not cured within thirty (30) days after written notice thereof to Landlord and Mortgagee from Tenant; provided, however, that no Landlord Default shall occur if the failure is susceptible to cure but is not susceptible to cure within thirty (30) days so tong as Landlord promptly commences the cure within such thirty (30) day period and diligently and continuously pursues it to completion as soon as reasonably possible. Notwithstanding anything to the contrary contained in this Section 14.5, and except as otherwise expressly provided at Section 3.2(c) above, no notice or opportunity to cure shall be required in connection with a default by Landlord in failing to substantially complete construction of the Building and other Improvements and Tenant Improvements by any of the respective Target Completion Dates, such failure being a Landlord Default immediately upon such default occurring. Upon a Landlord Default hereunder, Tenant may perform the failed obligation of Landlord and deduct any reasonable expense associated with such performance from the Rent or other charges next becoming due until Tenant is reimbursed in full (or, in the event that such reimbursement obligation has not been satisfied prior to the expiration of the Term, Tenant may institute an action for damages relating to any such deficiency). Except to the extent otherwise expressly permitted under the Lease, in no event shall Tenant have the right to terminate this Lease as a result of a Landlord Default, and Tenant’s sole and exclusive remedies in the event of a default by Landlord under this Lease shall be as expressly set forth in the immediately-preceding sentence or otherwise in this Lease and/or an injunction.

14.6 WAIVER OF CERTAIN DAMAGES. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby waive each’s respective right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a default by the other party hereunder.

15. DISCHARGE OF LIENS.

15.1 DISCHARGE OF LIENS. Tenant shall not create, permit or suffer to exist, and shall discharge any lien, encumbrance or charge (other than the lien of any governmental authority for taxes or assessments not then due and payable) upon the Premises or any portion thereof or interest therein existing as a result of: (a) Tenant’s noncompliance with any of the terms of this Lease; (b) any Alterations or improvements to the Premises made by Tenant; or (c) any wrongful acts or omissions of Tenant or any of Tenant’s Permittees (each a “Lien”). If any Lien shall at any time exist, then Tenant shall cause such Lien to be discharged, by bond or otherwise, within thirty (30) days after notice of the creation of such Lien. If Tenant shall so fail to discharge such Lien, then such failure shall constitute an Event of Default and, in addition to any other right or remedy Landlord may have under this Lease or at law or in equity, Landlord may take such actions as Landlord may elect, including the payment of any sums and the performance of any obligations claimed to be secured by such Lien. Any amount so reasonably paid by Landlord and any reasonable costs or expenses reasonably incurred by Landlord in connection with such Lien or the payment or performance of any sums or other obligations claimed to be secured thereby shall constitute Additional Rent and shall be paid by Tenant on demand.

15.2 NO CONSENT BY LANDLORD. Nothing in this Lease and no consent now or hereafter given by Landlord to any action taken by Tenant shall be construed as a consent of or request by Landlord, express or implied, to any contractor, subcontractor or other party for the performance of any work requested by Tenant or the provision of any material or equipment to Tenant which would form the basis of a mechanic’s, materialman’s or other lien against Landlord’s interest in the Premises or any portion thereof.

16. SURRENDER OF PREMISES.

16.1 SURRENDER. On or before the expiration or earlier termination of the Term, Tenant shall deliver and surrender exclusive possession of the Premises to Landlord, clear of all subleases, concessions, licenses and other occupancies. Tenant shall surrender the Premises (including, but not limited to, all doors, windows, floors and floor coverings, skylights, heating and air conditioning systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, electrical systems, lighting facilities, sprinkler systems, fire detection systems and other portions of the Premises to be maintained by Tenant under the terms of this Lease (collectively the “Elements of the Premises”) to Landlord in the same condition as received or as the same may be altered, repaired or replaced by Tenant in accordance with the terms of this Lease, as applicable, ordinary wear and tear and casualty damage excepted, Alterations made by Tenant and not required to be removed in accordance with the terms hereof excepted, and clean and free of debris and Tenant’s personal property, trade fixtures and equipment. If Tenant fails to remove any Alterations, trade fixtures, equipment or other property required to be removed by the terms of this Lease, in addition to any other remedies available to Landlord under this Lease or applicable law, Landlord may remove any such property from the Premises and store the same elsewhere at the expense and risk of Tenant. Tenant shall, at Tenant’s sole cost and expense, repair any damage to the Premises occasioned by the removal of Tenant’s Alterations, trade fixtures, furnishings and equipment required to be removed by the terms of this Lease. Damage to or deterioration of any Element of the Premises or any other item Tenant is required to repair or maintain upon Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices.

16.2 HOLDING OVER. If Tenant shall not surrender the Premises when required pursuant to Section 16.1 of this Lease, then, at Landlord’s option elected in writing by Landlord at any time, Tenant shall be deemed to be a month-to-month tenant thereof, and in the absence of such written election by Landlord, Tenant shall be a tenant thereof at the sufferance of Landlord. During any such tenancy, Tenant shall be bound by all the terms and conditions of this Lease, and shall pay to Landlord, in addition to all Additional Rent, a Base Rent per square foot of rentable area of the Leased Premises not so surrendered in the amount of 150% the Base Rent per square foot of rentable area that shall have been in effect for the month of the Lease Term immediately prior to the time required for such surrender, the parties agreeing that such sum shall be deemed a reasonable sum for such tenancy. Except as set forth in Section 16.3 and hereafter, nothing herein shall limit the right of Landlord to damages for periods after the expiration of any tenancy created by this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all damages, expenses, costs, losses or liabilities arising from any delay by Tenant in timely surrendering the Premises in accordance with the provisions of this Lease, including, without limitation, any damages, expenses, costs, losses or liabilities arising from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs.

16.3 TENANT’S HOLDOVER OPTION. Notwithstanding anything to the contrary set forth at Section 16.2 above, Tenant shall have the option to occupy the Premises for a period of up to three (3) successive calendar months following the expiration of the Term, without incurring any penalties or liabilities in accordance with Section 16.2 above, provided that all of the following conditions have been satisfied: (i) Tenant shall provide Landlord with written notice of its intent to exercise its option to so hold over at least one hundred eighty (180) days prior to the expiration of the Term, which notice shall state the duration of the requested hold over period; provided, Tenant may at any time during such requested hold over period early terminate such hold over upon not less than thirty (30) days prior written notice to Landlord, in which event such hold over period and the Lease shall terminate upon such earlier termination date; (ii) the Term must expire at the time of its originally-scheduled expiration date pursuant to this Lease, and must not be terminated in advance of such date for any reason whatsoever (the exercise of the Contraction Option set forth in. Section 2.5 above shall not be deemed to be a termination under this Subsection (ii)); (iii) all terms and conditions of this Lease, including without limitation the calculation of all Rent, shall continue in full force and effect during said holdover period; (iv) the expiration date of the requested hold over period (not to exceed three (3) calendar months) shall (except for an early termination pursuant to Subsection (i) above) be conclusively deemed to be the expiration of the Lease Term for all purposes, whereupon the provisions of Section 16.2 above shall apply in all respects; and (v) there must exist no Event of Default by Tenant, either at the time of Tenant’s notification of its intent to exercise its Holdover Option, or as of the originally-scheduled expiration of the Term.

17. INDEMNITY.

17.1 TENANT’S INDEMNIFICATION OBLIGATIONS. Tenant hereby agrees to indemnify, defend and hold harmless Landlord and all Landlord Parties (said persons and entities are, for purposes of this Section 17, collectively referred to as the “Indemnified Parties”) from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, cost of consultants and experts, attorneys fees, court costs and other legal expenses (hereinafter collectively referred to as “Damages”) arising out of or related to an Indemnified Matter (as defined below). For purposes of this Section 17, an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, directly or indirectly: (a) Tenant’s or its employees’, agents’ or contractors’, or any other of Tenant’s Permittees’ (all said persons are sometimes collectively herein called “Tenant Parties”) operation, business, use, maintenance or occupancy of the Premises; (b) any wrongful act, omission or neglect of a Tenant Party, (c) Tenant’s failure to perform any obligations under the Lease; (d) any breach by Tenant of its environmental representations set forth in Section 4.3(a) above; (e) any accident, injury or death of person or loss or damage to property occurring on or about the Premises caused by a Tenant Party; or (f) any other matters for which Tenant has agreed to indemnify Landlord pursuant to any other provision of this Lease. Tenant’s obligations hereunder shall include, but shall not be limited to: (x) compensating the Indemnified Parties for Damages arising out of Indemnified Matters within thirty (30) days after written demand from an Indemnified Party; and (y) providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within ten (10) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. If Tenant is obligated to compensate an Indemnified Party for Damages arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages, and Tenant shall, upon thirty (30) days’ advance written notice from Landlord, reimburse Landlord for the reasonable costs incurred by Landlord, The Landlord Indemnified Parties need not first pay any Damages to be indemnified hereunder. The indemnification obligations set forth pursuant to this Section 17 are intended to apply to the fullest extent permitted by applicable law. Tenant’s obligations under this section shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord from Damages arising out of Landlord’s or any Landlord Parties’ negligence, willful misconduct or breach of this Lease.

17.2 LANDLORD ‘S INDEMNIFICATION OBLIGATIONS. Landlord hereby agrees to indemnify, defend and hold harmless Tenant and its employees, trustees, agents, contractors and lenders (said persons and entities are hereinafter collectively referred to as the “Tenant Indemnified Parties”) from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, cost of consultants and experts, attorneys fees, court costs and other legal expenses, effects of environmental contamination, cost of environmental testing, removal, remediation and/or abatement of Hazardous Maters (as defined below), insurance policy deductibles and other expenses (hereinafter collectively referred to as “Damages”) arising out of or related to a Landlord Indemnified Matter (as defined below), For purposes of this Section 17, a “Landlord Indemnified Matter” shall mean any matter for which one or more of the Tenant Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, directly or indirectly, (a) Landlord’s or its employees’, agents’, contractors’, invitees’, sublessees’ or assignees’ (all of said persons or entities are sometimes herein collectively referred to as “Landlord Parties” and individually, “Landlord Party”) operation, business, use, maintenance or occupancy of the Premises, the Building or the Land, (b) any act, omission or neglect of a Landlord Party, (c) Landlord’s failure to perform any of its obligations under the Lease, (d) the breach by Landlord of any of its environmental representations or covenants under this Lease, (e) any accident, injury or death of person or loss or damage to property occurring on or about the Premises, the Building or the Land caused by a Landlord Party or (f) any other matters for which Landlord has agreed to indemnify Tenant pursuant to any other provision of this Lease. Landlord’s obligations hereunder shall include, but shall not be limited to: (i) compensating the Tenant Indemnified Parties for Damages arising out of Landlord Indemnified Matters within thirty (30) days after written demand from a Tenant Indemnified Party, and (ii) providing a defense, with counsel reasonably satisfactory to the Tenant Indemnified Party, at Landlord’s sole expense, within ten (10) days after written demand from the Tenant Indemnified Party, of any claims, actions or proceeding arising out of or relating to a Landlord Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. If Landlord is obligated to compensate a Tenant Indemnified Party for Damages arising out of a Landlord Indemnified Matter, Tenant shall have the immediate and unconditional right, but not the obligation, without notice or demand to Landlord, to pay the damages, and Landlord shall, upon thirty (30) days’ advance written notice from Tenant, reimburse Tenant for the costs incurred by Tenant. The Tenant Indemnified Parties need not first pay any Damages to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law. Landlord’s obligations under this Section 17 shall survive the expiration or termination of this Lease unless specifically waived in writing by Tenant after said expiration or termination. Notwithstanding the foregoing, Landlord shall not be obligated to indemnify Tenant from Damages arising out of Tenant’ negligence, willful misconduct or breach of this Lease.

18. WAIVERS.

18.1 WAIVER OF LIABILITY. Tenant agrees that all fixtures, equipment, merchandise, inventory and other personal property of Tenant, Tenant’s Permittees, or Tenant’s officers, directors, managers, agents, shareholders, partners, members, trustees, beneficiaries and all other Persons with interests, directly or indirectly in Tenant, and the respective agents and employees of each of the foregoing (each, a “Releasing Party”) which may at any time now or in the future be in the Premises shall be maintained there at such Releasing Parties’ sole risk, except to the extent of the cost of damage caused by the negligence or willful misconduct of a Landlord Party. Except for any obligations and liabilities of the Landlord expressly set forth pursuant to this Lease, including but not limited to warranty obligations of Landlord hereunder, and for the gross negligence or intentional acts or omissions of a Landlord Party, Landlord shall have no other liability by reason of any damage or injury caused or alleged to have been caused by the condition of the Premises,

19. EXONERATION. Neither Landlord nor any Landlord Parties, nor any other party with an interest in Landlord, shall be subject to personal liability for breach of any of the covenants, representations or warranties of Landlord under this Lease, or for any other acts or omissions, if any, not released pursuant to this Lease, beyond Landlord’s interest in the Premises and the rents, revenues and insurance proceeds therefrom and/or therefor, and Tenant shall seek recourse with respect thereto solely against such interest of Landlord in the Premises and the rents, revenues and insurance proceeds therefrom and/or therefor for the satisfaction of the remedies of Tenant. Nothing in this Section 19 shall be construed to authorize Tenant to set off any claim or right of Tenant against Landlord against any Rent or other sum otherwise owed by Tenant under this Lease, and any such right shall be permitted only to the extent expressly permitted by the other terms of this Lease. The lien of any judgment that may be entered against Landlord with respect to any matter referred to in this Section 19 shall be limited to Landlord’s interest in the Premises and the rents, revenues and insurance proceeds therefrom and/or therefor. Nothing herein, however, shall release the Landlord Guarantor for liability under the Landlord Guaranty.

20. SUBORDINATION AND TRANSFER.

20.1 SUBORDINATION. Tenant accepts this Lease subject and subordinate to any present or future fee mortgage upon Landlord’s interest in the Premises, as well as any related assignment of Landlord’s rights under this Lease, including the right to receive Rent hereunder (collectively, “Fee Mortgages”), irrespective of the extent of the indebtedness or obligations secured by such Fee Mortgages, provided that such Fee Mortgagees shall not disturb Tenant’s rights under this Lease in the absence of an Event of Default. Subject to Tenant’s receipt of a fully executed SNDA (as defined below), the subordination described in the preceding sentence shall be self-operative; provided, however, that Tenant shall execute, acknowledge and deliver to the holder of any such mortgage, at any time upon request by such holder, any documents that may be required by such holder for the purpose of evidencing the subordination of this Lease to any such Fee Mortgage, provided that such agreement shall contain non-disturbance language in favor of Tenant acceptable to Tenant. Such agreement shall contain commercially reasonable terms and conditions; subject to the terms and conditions set forth at Section 46 hereof, Tenant agrees that the form of agreement attached as attached hereto as Exhibit “F” is a commercially reasonable form of agreement (the “SNDA”). In the event of a foreclosure sale under any Fee Mortgage or in the event of the judicial sale of the Premises to collect indebtedness secured by any Fee Mortgage, or in the event of any transfer of the Leased Premises in lieu thereof, then, upon request of such Fee Mortgagee, purchaser or transferee, Tenant shall attorn to and recognize as Landlord hereunder the party who, but for this Lease, would be entitled to possession of the Premises. The provisions of this Section 20.1 relating to subordination of this Lease and to Tenant’s obligation to enter into SNDA agreements with Fee Mortgagees shall not apply to any Fee Mortgagee which are subordinate to one or more other Fee Mortgagee, unless the holders of such senior Fee Mortgagee shall consent thereto in writing, and any such agreement made by Tenant with any holder of a Fee Mortgagee without such consent shall be voidable at the option of the holder of any such senior Fee Mortgage which shall not have given such consent. Landlord agrees that if and to the extent that any consent or approval of a Fee Mortgagee is required under this Lease, only the consent or approval of the Fee Mortgagee then holding a first lien mortgage on the Premises shall be required. In addition, at the option of the holder of any Fee Mortgage upon the Premises, this Lease may be senior to the lien of such Fee Mortgage and any Fee Mortgage subordinate to such Fee Mortgage.

20.2 TRANSFER OF PROPERTY. In the event of any transfer of Landlord’s interest in the Premises, other than a transfer for security purposes only, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to the transferee. Provided, Landlord may not transfer the Land or Premises or assign this Lease or its obligations hereunder prior to completion of construction of the Building, the other Improvements and the Tenant Improvements. Nothing in this Section 20.2 shall impair or limit any right or remedy of Tenant expressly set forth in this Lease or any right of Tenant for equitable relief.

21. SIGNAGE; ROOFTOP TELECOMMUNICATIONS EQUIPMENT; GENERATOR.

21.1 SIGNAGE. So long as such signage, advertisement or notice complies with all applicable governmental requirements and the Declaration, Tenant may erect, inscribe, paint or affix any sign, sticker, advertisement or notice on any part of the exterior of the Premises or other portions of the Premises without the consent of Landlord. Tenant shall bear all of the cost of such signs and other items, including the cost of installing, maintaining and removing the same. All such signage shall be deemed to constitute Alterations and shall be subject to the terms and conditions of Section 10 hereof; provided however that, in the absence of an Event of Default then existing by Tenant, in no event shall Tenant be required to remove such signage at the expiration or sooner termination of the Term. Tenant shall, at Tenant’s sole cost and expense, obtain all applicable governmental permits and approvals for the erection and maintenance of all signs and exterior treatments upon the Premises. Any decorations, advertising media, or bars or other security installations visible from outside the Premises shall be subject to Landlord’s approval and conform in all respects to all Requirements and the Declaration. So long as Tenant occupies at least 2 full floors of the Building, Tenant shall have the exclusive right to name or otherwise designate the Building for advertising purposes during the Term.

21.2 ROOFTOP TELECOMMUNICATIONS EQUIPMENT. Tenant shall have the right, at any time during the Term and at no additional Rent, to install, at Tenant’s sole cost and expense, antennae or other dish or satellite communications devices including cellular towers, together with equipment, cabling, conduits, pipes and fiber optics, upon the roof of the Building; provided, however, that all such equipment shall be deemed to constitute Alterations and shall be subject to the terms and conditions of Section 10 hereof.

21.3 GENERATOR. Tenant shall be entitled to install one or more additional emergency power systems (each, a “Generator”) and one or more above-ground fuel storage tanks (each, together with the piping related thereto, an “FST”) in connection with the Generators, at Tenant’s sole cost and expense, at a location and with screening consented to by Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

22. BROKER’S FEE. Tenant represents and warrants that, with the exception of Jones Lang Lasalle Americas, Inc. (“Tenant’s Broker”), whose commission shall be paid by Landlord pursuant to separate agreement, Tenant has had no dealings, nor entered into any agreements, with any person, entity, broker or finder in connection with the negotiation of this Lease, and no broker, person, or entity, other than Tenant’s Broker, is entitled to any commission or finder’s fee in connection with the negotiation of this Lease on behalf of Tenant. Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any broker, finder or other similar party, other than Tenant’s Broker as aforesaid, by reason of any dealings, actions or agreements of the indemnifying party.

23. ESTOPPEL CERTIFICATE. Each of Landlord and Tenant agrees, at any time and from time to time within twenty (20) days after Notice from the other party, to execute, acknowledge and deliver to the requesting party or to any actual or prospective purchaser or mortgagee of the Leased Premises a written certificate stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Rent and any other payment due from Tenant shall have been paid in advance, if any, and providing such other information as the requesting party may reasonably require, it being intended that such certificate delivered pursuant to this Section may be relied upon by the requesting party and any actual or prospective purchaser or Fee Mortgagee or lender, investor or purchaser of Tenant.

24. RESERVED.

25. LANDLORD’S ACCESS. Landlord and all Landlord Parties shall have the right to enter the Premises, at reasonable times and upon reasonable notice given to Tenant, for the purpose of inspecting the Premises, showing the Premises to prospective purchasers, lenders or tenants (prospective tenants only during the last Lease Year of the Term), undertaking safety measures and making alterations, repairs, improvements or additions to the Premises that Landlord is permitted to make pursuant to this Lease. During any such entry Landlord shall use reasonable efforts to avoid disruption to Tenant’s business operations. To the extent Tenant installs an access security system at the Premises (any such installation being an Alteration subject to

Section 10 hereof), Tenant shall provide Landlord with a key card or the control code for use in emergency situations. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s property resulting from such access. Landlord may at any time place on or about the Building “for sale” signs, and Landlord may at any time during the last one hundred eighty (180) days of the Term hereof place on or about the Premises “for lease” signs.

26. TENANT’S FINANCING. Landlord recognizes that Tenant may obtain financing in order to perform improvements or alteration to the Premises or to purchase equipment, or to otherwise operate its business, and as security for such financing, Tenant may grant security interests in Tenant’s personal property, inventory, trade fixtures, laboratory equipment and removable fixtures and equipment located within the Premises. Landlord hereby waives any rights it may have to any security interest, landlord lien or other statutory, prejudgment lien on such items, and Landlord agrees to execute, upon request, a confirmation of such waiver in form satisfactory to Tenant and/or Tenant’s lenders. Nothing set forth in this Section 26 shall be construed to permit Tenant to assign, mortgage or otherwise encumber this Lease or the Premises.

27. PARTIAL INVALIDITY. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall at any time or to any extent be or become invalid or unenforceable, nevertheless the remaining terms, covenants, conditions and provisions of this Lease, and the application thereof shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be and remain valid and enforceable to the fullest extent permitted by law.

28. TIME OF THE ESSENCE. Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under this Lease.

29. INCORPORATION OF PRIOR AGREEMENTS. This Lease, together with any addenda, schedules and Exhibits hereto, contains the entire agreement between the parties hereto, and Landlord and Tenant each acknowledge and agree that no agent, representative, salesman or officer of the other party has authority to make or has made any statement, agreement or representation, either oral or written, in connection therewith, modifying, adding or changing the terms, conditions, covenants and provisions herein set forth.

30. AMENDMENTS. No dealings between the parties or custom or usage of trade shall be permitted to contradict, vary, add to or modify the terms, conditions, covenants and provisions of this Lease. No modifications of or amendment of this Lease shall be binding unless the same shall be in writing and signed by all of the parties hereto.

31. NOTICES. All notices required or permitted by this Lease shall be in writing and may be delivered: (a) in person (by hand, by messenger or by courier service); (b) by U.S. Postal Service regular mail; (c) by U.S. Postal Service certified mall, return receipt requested; (d) by U.S. Postal Service Express Mail, Federal Express or other overnight courier; or (e) by facsimile transmission, with a confirmation copy by mail and shall be deemed sufficiently given if served in a manner specified in this Section 31. The “Addresses for Notices” set forth at Section 1 of this Lease shall be the address of each party for notice purposes; provided that Landlord or Tenant may by written notice to the other specify a different address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereinafter designate by written notice to Tenant. Any notice sent by regular mail or by certified mail, return receipt requested, shall be deemed given three (3) days after deposited with the U.S. Postal Service. Notices delivered by U.S. Express Mail, Federal Express or other courier shall be deemed given on the date delivered by the carrier to the appropriate party’s address for notice purposes. If any notice is transmitted by facsimile transmission, the notice shall be deemed delivered two (2) days after the confirmation copy is deposited with the U.S. Postal Service. If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day. If delivery is rejected or refused, or if in connection with personal delivery, the written acknowledgment of personal delivery is refused to be given, or if the U.S. Postal Service is unable to deliver same because of changed address of which no notice was given pursuant hereto, then such notice, demand or document shall be deemed to be delivered (whether or not actually received) on the first date of such rejection, refusal or inability to deliver. Either party may by notice to the other in accordance with the foregoing specify a different address for payments or a different or additional address for delivery of notices.

32. WAIVERS. No waiver by Landlord or Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Landlord or Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to, or approval of any subsequent act by Tenant. The acceptance of Rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ Tenant’s right of occupancy of the Premises after any termination of this Lease.

33. BINDING EFFECT; CHOICE OF LAW. Except as herein otherwise expressly provided, the terms, conditions, covenants and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of Landlord and Tenant, respectively. The references contained in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent by Landlord to any assignment of this Lease by operation of law or otherwise and the inclusion of this Section 33 shall not impose or imply any consent rights in Landlord. This Lease and the performance hereof shall be governed, interpreted, construed and regulated by the laws of the Commonwealth of Pennsylvania.

34. MERGER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

35. QUIET POSSESSION. Landlord covenants and warrants that so long as there is no Event of Default by Tenant hereunder, Tenant shall have the right to peacefully have and enjoy the sole and exclusive possession of the Premises during the Term in accordance with the terms of this Lease.

36. AUTHORITY. Landlord and Tenant each represent that each individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease on its behalf, that it is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms.

37. CONFLICT. Except as otherwise provided herein to the contrary, any conflict between the printed provisions, exhibits, addenda or riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

38. INTERPRETATION; RULES OF CONSTRUCTION. Both parties acknowledge and agree that this Lease has been freely negotiated, and accordingly, this Lease shall be construed and interpreted without regard to any presumption or rule of construction against Landlord as the drafter of this Lease or otherwise. As used herein, the singular shall include the plural; the use of masculine, feminine or neuter genders shall be deemed to include all genders. Any reference to the rights and authority of Landlord herein shall include such of Landlord’s agents, servants, or employees to whom Landlord may delegate its rights or authority, and shall also include any mortgagee of Landlord which has reserved or to whom Landlord has delegated any such right or authority. The captions of the Sections throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the terms, conditions, covenants and provisions of this instrument.

39. MEMORANDUM OF LEASE. Contemporaneously herewith, Landlord and Tenant shall execute a Memorandum of Lease substantially in the form attached hereto as Exhibit “G”. In the event it is determined pursuant to the terms of Section 1.2 above that the Initial Term shall expire on a date other than January 31, 2026, Landlord and Tenant shall enter into an amendment to such Memorandum of Lease. Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord.

40. RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

41. CONFIDENTIALITY. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases. Landlord and Tenant each agree that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity except to the extent necessary for such party to comply with applicable laws and regulations (e.g., accounting matters and securities laws) or as necessary for such party to obtain financing in connection with either party’s interest in or operations at the Premises.

42. FORCE MAJEURE. This Lease shall not be affected or impaired because Landlord or Tenant are unable to fulfill any of their obligations hereunder or are delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event, and, except as otherwise set forth herein to the contrary, the time for Landlord’s or Tenant’s performance shall be extended for the period of any such delay. A “Force Majeure Event” shall mean fire, earthquake, weather delays or other acts of God, strikes, boycotts, war, riot, insurrection, embargoes or industry shortages of equipment or materials, or shortages of labor (unless caused by the acts or omissions of Landlord or a Landlord Party). Under no circumstances shall the financial condition of Tenant or Landlord, or such party’s ability to pay monetary amounts be considered a Force Majeure Event.

43. PARKING. Landlord shall construct those portions of the Improvements consisting of the parking areas shown in the Improvement Plans and Specifications and containing not less than five (5) parking spaces for each thousand (1,000) rentable square feet within the Building and complete the same by November 1, 2010; provided, Landlord agrees to provide at least 1/3 of the proposed parking (reasonably accessible to the Building and in a safe and secure condition for Tenant’s use following Substantial Completion of the applicable portions of the work by Landlord hereunder scheduled to occur on October 1, 2010 and October 15, 2010, respectively, and during the continuing construction by Landlord of the remaining Improvements and Tenant Improvements to be constructed by Landlord hereunder) concurrently with the Substantial Completion of each portion of the respective Improvements and Tenant Improvements required to be completed by Landlord on or before the respective October 1, 2010 and October 15, 2010 Anticipated Target Dates. Such spaces shall be provided free of charge during the Term for the exclusive use of Tenant (subject to the use by Landlord of a de minimis number of spaces (designated by Tenant) in connection with the exercise of Landlord’s rights and obligations under this Lease. All parking facilities furnished by Landlord shall be paved and striped surface parking with lighting, drainage, landscaping and accessory drives and walks, all as set forth in the Approved Plans.

44. LANDLORD’S REPRESENTATIONS AND WARRANTIES. Landlord represents and warrants to Tenant that (a) as of the date Landlord acquires title to the Property, Landlord shall own good and marketable fee simple title to the Premises subject only to the Title Exceptions; (b) as of the Effective Date, Landlord has full power and authority to execute and deliver this Lease and to perform its obligations hereunder, and this Lease has been authorized, executed and delivered by all necessary action of said limited liability company, and this Lease is binding on and enforceable against Landlord in accordance with its terms; (c) upon

Substantial Completion of the Building and other Improvements, the Building and all other Improvements and the Tenant Improvements will comply in all material respects with the Requirements; (d) as of the Effective Date and as of the date of Substantial Completion of all the Improvements and the Tenant Improvements no litigation or proceedings are pending, or to the best of Landlord’s actual knowledge are threatened, against Landlord or the Property or Premises which have or will have a material adverse effect on the ability of Landlord to perform Landlord’s obligations pursuant to, and as contemplated by, the terms and provisions of this Lease; (e) the condition of the Building, Improvements and Tenant Improvements, as of the date of Substantial Completion, will conform in all material respects with all insurance requirements affecting the Building, Improvements and Tenant Improvements; (f) as of the Effective Date and as of the date of Substantial Completion of all the Improvements and the Tenant Improvements , there will be no presently pending or levied special assessments, or any other public or quasi-public assessments or lien payments (except general real estate taxes), that could be passed through to Tenant as Taxes under this Lease, and Landlord has received no notice of any such assessments or payments; (g) with respect to the Building, Improvements and Tenant Improvements, the condition of the Building, the Improvements and Tenant Improvements, as of the date that the Building, Improvements and Tenant Improvements achieve Substantial Completion, will not violate the Title Exceptions; (h) to the best of Landlord’s actual knowledge, as of the Effective Date, no condemnation of any portion of the Premises, nor any condemnation or relocation of any roadways abutting the Premises, nor any denial of access to the Premises from any point of access to the Premises, will have commenced or will have been threatened by any governmental or quasi-governmental authority. The representations and warranties of Landlord under this Section 44 will survive for two (2) years after Substantial Completion of all the Improvements and Tenant Improvements.

45. RIGHT OF FIRST OFFER

45.1 If at any time, or from time to time, during the Term, Landlord shall desire to sell or convey its interest in the Premises, and so long as there does not exist an Event of Default, Landlord shall notify Tenant of its intention (the “Right of First Offer Notice”). The Right of First Offer Notice shall specify the economic terms and conditions under which Landlord is prepared to offer the property for sale. Tenant shall have the right to purchase the Premises on the terms set forth in the Right of First Offer Notice by giving Landlord written notice of such exercise (the “Right of First Offer Acceptance”) within thirty (30) days after receipt of the Right of First Offer Notice that Tenant has elected to purchase the Premises. If Tenant does not so notify Landlord within such time period, such failure to notify shall be deemed to constitute Tenant’s election not to purchase, and Landlord may sell or convey the Premises on terms and conditions substantially similar to the terms and conditions contained in the Right of First Offer Notice, at any time within twelve (12) months of the Right of First Offer Notice, and at a price that equals or exceeds ninety five percent (95%) of the net proceeds payable to Landlord in the Right of First Offer Notice (inclusive of all customary closing costs and expenses, including all real estate taxes payable, but excluding any brokerage commissions payable on a third party- sale but not payable in connection with the sale to Tenant). In the event that the Right of First Offer Notice contemplates the assumption of existing debt by the Tenant, and Tenant has not provided the Right of First Refusal Acceptance, Landlord may, during said twelve (12) month period, continue to market the Premises with such assumable debt, and such assumable debt shall be deemed to constitute net proceeds payable to Landlord hereunder for purposes of determining whether the price exceeds the ninety five percent (95%) requirement set forth in this Section 45.1.

45.2 If Tenant timely provides the Right of First Offer Acceptance as set forth in Section 45.1, Landlord shall be bound to sell and Tenant shall be bound to purchase the Premises (except as provided in the following sentence) in accordance with the terms of the Right of First Offer Notice, and the consummation of the purchase and sale (the “ROFO Closing”) shall take place on or before the date that is ninety (90) days after Landlord’s receipt of Tenant’s Right of First Offer Acceptance. At the ROFO Closing, title to the Premises shall be conveyed by a special warranty deed in recordable form executed by Landlord, subject to the following matters (other than those matters, if any, that are to be removed by Landlord or assumed by Tenant pursuant to the Right of First Offer Notice, except to the extent that such matters to be removed pursuant to the Right of First Offer Notice were created by, caused by or result from the acts or omissions of Tenant, anyone claiming under Tenant, or their respective agents or employees): all Title Exceptions, all title matters created by, caused by or resulting from the acts or omissions of Tenant, Tenant’s Permittees or anyone claiming under Tenant, or their respective agents or employees; provided, however, Landlord shall, except as otherwise set forth in the Right of First Offer Notice, satisfy or cure all “Monetary Title Matters” (as hereinafter defined) at or prior to the ROFO Closing. “Monetary Title Matters” shall mean mortgages, security deeds, mechanic’s or materialmen’s liens and all other monetary liens and judgments and claims (except to the extent created by, caused by or resulting from the acts or omissions of Tenant, anyone claiming under Tenant, or their respective agents or employees). In the event any objections are not cured prior to or at the ROFO Closing, Tenant may, in addition to any other remedies available at law or equity, terminate its election to purchase the Premises by written notice to Landlord on or before the outside date for the ROFO Closing, or take a credit against the purchase price in the amount of such Monetary Title Matter. All other terms of the ROFO Closing and the payment of costs in connection therewith shall be in accordance with the terms of the Right of First Offer Notice, as applicable, and otherwise in accordance with the customs and practices of real estate closings in the Pittsburgh Region.

45.3 In the event that Tenant elects or is deemed to have elected not to purchase the Premises pursuant to Section 45.1, and Landlord conveys the Premises on substantially similar terms and conditions as those contained in the applicable Right of First Offer Notice within twelve (12) months of such Right of First Offer Notice, and at a price that equals or exceeds ninety five percent (95%) of the price contained in such Right of First Offer Notice (exclusive of and without regard to all closing costs and expenses, including all real estate transfer taxes and brokerage commissions), Tenant’s right of first offer under this Section 45 shall be deemed to have terminated and be of no further force and effect.

46. ADDITIONAL CONTINGENCIES. This Lease contemplates that the form of SNDA and list of Title Exceptions will be attached as exhibits to the Lease. Since neither are available as of the Effective Date and the parties, nonetheless, desire to proceed with the execution of the

Lease without such exhibits, the parties have executed this Lease with the understanding that Landlord will provide to Tenant a survey, a proposed list of Title Exceptions and a form of SNDA on or before September 10, 2009. Tenant shall thereafter have until the date that is five (5) business days following receipt of all such items from Landlord to review and approve, in writing, each such item, which approval shall not be unreasonably withheld, conditioned or delayed. Following Tenant’s written approval of each of the Title Exceptions, survey and SNDA, the items will be initialed by the parties hereto and incorporated into this Lease as the applicable exhibits hereto. If Tenant does not approve either or both of said forms of exhibits, Tenant may, on or before September 30, 2009, terminate the Lease upon not less than five (5) days written notice to Landlord, and in which event, all further rights and obligations of the parties hereunder will terminate except that Landlord shall, to the extent applicable, reassign the Option Agreement to Tenant or, if title to the Land has been previously conveyed to Landlord, convey the Land to Tenant and, in any such event, Landlord shall be responsible for all transfer taxes associated with such assignment and/or conveyance.

47. COUNTERPARTS; FACSIMILE. This Lease may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Lease by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Lease. Any party delivering an executed counterpart of this Lease by telefacsimile shall also deliver a manually executed counterpart of this Lease, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Lease.

48. PARTIES’ ACKNOWLEDGMENT. LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW ON THE NEXT PAGE]

[SIGNATURE PAGE TO THAT CERTAIN LEASE AGREEMENT BETWEEN CRANWOODS-WST, LTD., AS LANDLORD, AND WESTINGHOUSE ELECTRIC COMPANY, AS TENANT; LOT NO. 3 IN THE REVISION NO. 2 TO CRANBERRY WOODS PLAN NO. 1]

IN WITNESS WHEREOF, the parties have caused this Lease Agreement to be executed by their duly authorized representatives as of the dates below written.

ATTEST/WITNESS	LANDLORD:

CRANWOODS-WST, LTD., a Pennsylvania limited partnership

	By:	TFG Investments IV, LLC, a Pennsylvania limited partnership, its sole general partner

	By:	JTMK-WST, Ltd., an Ohio limited partnership, its sole member

	By:	TFG Development, LLC, an Ohio limited liability company, its sole general partner

	By:	/s/ John J. Ferchill

	Name:	John J. Ferchill

	Its:	President

	Dated:	9/2/09

TENANT:

WESTINGHOUSE ELECTRIC COMPANY LLC

By:	/s/ Aris S. Candris

Name:	Aris S. Candris

Its:	President and Chief Executive Officer

Dated:	August 31, 2009

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